UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HARTE HANKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Richard B. Aldridge, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-4829	Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061

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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

HARTE HANKS, INC. 9601 McAllister Freeway, Suite 610 San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 16, 2018

As a stockholder of Harte Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte Hanks’ 2018 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held at The Chrysler Building, 405 Lexington Avenue, New York, New York  10174 (BlankRome 24th Floor Conference Room), on Thursday, August 16, 2018, at 9:30 a.m. Eastern Daylight Time, for the following purposes:

Proposal		Board Recommendation
I.

To elect three Class I directors, each to serve until (i) our 2021 annual meeting of stockholders, or (ii) our 2019 annual meeting of stockholders if Proposal III below is approved by our stockholders at the Annual Meeting (and in either case foregoing, until their successors are duly elected and qualified);

FOR
II.	To consider and vote upon the approval (on a non-binding advisory basis) of the compensation of our named executive officers;	FOR
III.

To consider and vote upon an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect a declassification of our Board of Directors such that all members of our Board of Directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders;

FOR
IV.	To consider and vote upon the ratification of the selection of Deloitte & Touche LLP as Harte Hanks’ independent registered public accounting firm for the fiscal year ended December 31, 2018;	FOR
V.	To consider and vote upon the approval of an amended and restated Omnibus Incentive Plan for issuing equity-based awards to employees, directors and consultants; and	FOR
VI.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	FOR

The Board of Directors has fixed the close of business on July 6, 2018, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Please note that we require a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the Annual Meeting. For more information, please refer to the enclosed proxy statement.

The enclosed proxy statement and our Form 10-K for the fiscal year ended December 31, 2017 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.hartehanks.com, under the heading “Financials & Filings” in the “Investors” section of our website.  The proxy statement for the 2017 annual meeting of stockholders and our Form 10-K for the fiscal year ended December 31, 2016 are also available on the same section of our website.  Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statements and Form 10-Ks at www.okapivote.com/hartehanks.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment.  A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

Your vote is important and we urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the Annual Meeting.

For questions or assistance, please contact our proxy solicitor: Okapi Partners LLC, toll-free at (877) 869-0171, or via email at info@okapipartners.com.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Robert L. R. Munden Executive Vice President, General Counsel & Secretary

San Antonio, Texas

July [•], 2018

Okapi Partners is assisting Harte Hanks with its effort to solicit proxies.

If you have any questions or require assistance in authorizing a proxy or voting your shares on your proxy card, please contact:

Okapi Partners LLC

(212) 297-0720 or Toll-Free (877) 869-0171

info@okapipartners.com

July [¡], 2018

Dear Fellow Stockholders:

The past two years have brought significant change to Harte Hanks as we continue to work on turning around our performance.  Last year two new independent directors were added to the Board, and this year we continued our Board refresh, working cooperatively with several stockholders to secure well-qualified industry leaders to serve as replacements for three-long-tenured directors.  We believe our substantially refreshed Board will be able to support both management and stockholders in their shared aim of improved company performance.

Although we took little action during the remainder of 2017 in response to our poor (but passing) say-on-pay vote, this year the Company has taken steps to address stockholder concerns regarding Board and executive compensation:

•     Reducing the CEO’s 2018 base salary by 35% and removing her participation in the Company’s cash annual incentive plan for 2018 performance.

•     Changing the severance agreements with executive officers (which provide benefits in connection with certain “change in control” transactions) to reduce the multiple of annual salary and bonus potentially payable as severance, and to reduce the acceleration of vesting (under applicable circumstances) of performance-based equity awards.

•     Replacing the entire Compensation Committee in June 2018, whose new members will draw from recent and relevant industry experience as they implement new compensation policies; their charge will be to further align executive compensation with performance and industry best practices.

•     Cutting non-employee director compensation significantly for 2018 by eliminating meeting fees, reducing the annual cash annual retainer, and reducing committee chair retainers.

The actions our Board and Compensation Committee have taken are in response to the feedback received from our stockholders and further align executive compensation with stockholders’ interests. There is more work to do. We greatly appreciate the time and effort our stockholders made to engage with us on these issues and we look forward to continuing the dialogue with our stockholders on these and other important topics.

Very truly yours,

Alfred V. Tobia, Jr.

Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

HARTE HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 16, 2018

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harte Hanks, Inc. for use at our 2018 annual meeting of stockholders (the “Annual Meeting”).  In this proxy statement, references to “Harte Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte Hanks, Inc., unless the context of a particular reference provides otherwise.  We refer to various websites in this proxy statement.  Neither the Harte Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2018 Annual Meeting Date and Location

The Annual Meeting will be held on Thursday, August 16, 2018 at 9:30 a.m. Eastern Daylight Time, at The Chrysler Building, 405 Lexington Avenue, New York, New York  10174 (BlankRome 24th Floor Conference Room), or at such other time and place to which the Annual Meeting may be adjourned or postponed.  References in this proxy statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is July [13], 2018.

Important Notice Regarding Availability of Proxy Materials For 2018 Annual Meeting

We are mailing all stockholders this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”).  The proxy statement and our Annual Report are also available on our website at www.hartehanks.com, under “Annual Reports and Proxies” in the “Financials & Filings” subsection of the “Investors” section.  Additionally, and in accordance with SEC rules, you may access our proxy statement and Annual Report at www.okapivote.com/hartehanks.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you are a registered stockholder if you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of the notice of the Annual Meeting (the “Notice”) per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of the Notice to consenting street-name stockholders (you are a street-name stockholder if you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address.  This procedure reduces printing and distribution costs.  Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or (if offered) by checking the appropriate box on the voting instruction card sent to them.  Similarly, most street-name stockholders who are receiving multiple copies of the Notice at a single address may request that only a single Notice be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee.

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof was the close of business on July 6, 2018 (the “Record Date”), at which time we had issued and outstanding [6,267,833] shares of common stock, which were held by approximately [1,900] holders of record.  Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section.  Record Date stockholders are entitled to one vote for each share of common stock owned as of the Record Date.  For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

Voting of Proxies By Management Proxy Holders

The Board has appointed Messrs. Jon C. Biro (Executive Vice President & Chief Financial Officer) and Robert L. R. Munden (Executive Vice President, General Counsel & Secretary), each with full powers of substitution and resubstitution, as the management proxy holders for the Annual Meeting.  Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or online, as applicable.  For stockholders who have their shares voted by duly submitting a proxy online, by mail or telephone, the management proxy holders will vote all shares represented by such valid proxies as specified by such holder, and if not specified, in accordance with the Board’s recommendations:

•     Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class I directors;

•     Proposal II (Say on Pay) — FOR the proposal approving (on a non-binding advisory basis) the compensation of the company’s named executive officers for 2017;

•     Proposal III (Declassification of the Board) — FOR the amendment of the company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a declassification of our Board such that all members of our Board shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders;

•     Proposal IV (Ratification of the Selection of Independent Registered Public Accounting Firm) — FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ended December 31, 2018; and

•     Proposal V (Approval of Amended and Restated Omnibus Incentive Plan) — FOR the proposal to approve an amended and restated Omnibus Incentive Plan for issuing equity-based awards to employees, directors and consultants.

As of the date of printing of this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the Annual Meeting.  Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their discretion.

Quorum; Required Votes

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum.  Abstentions and broker “non-votes” (which are described below) are counted as present at the Annual Meeting for purposes of determining whether a quorum is present.  If a quorum is not present, the Annual Meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted.  There are also non-discretionary matters for which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer.  When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results.  Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

•     Proposal I (Election of Directors) — To be elected, each nominee for election as a Class I director must receive the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.  Votes may be cast in favor of or withheld from the election of each nominee.  Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

•     Proposal II (Say on Pay) — Approval of the non-binding advisory resolution on compensation of our named executive officers requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

•     Proposal III (Declassification of the Board) — Approval of the amendment of the company’s Certificate of Incorporation to declassify the Board requires the affirmative vote of the holders of at least 66 2/3% of the company’s issued and outstanding voting stock at the Annual Meeting in person or by proxy.  Abstentions and broker non-votes will have the same effect as a vote “Against” Proposal III.

•     Proposal IV (Ratification of the Selection of Independent Registered Public Accounting Firm) — Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ended December 31, 2018 requires the affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy.  Broker non-votes and abstentions will not be counted in determining the number of votes cast and will have no effect on the approval of Proposal IV.

•     Proposal V (Approval of Amended and Restated Omnibus Incentive Plan) — Approval of the amended and restated Omnibus Incentive Plan for issuing equity-based awards to employees, directors and consultants requires the affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy.  Broker non-votes and abstentions will not be counted in determining the number of votes cast and will have no effect on the approval of Proposal V.

Submission of Proposal IV (Ratification of the Selection of Independent Registered Public Accounting Firm) for ratification by our stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission is an opportunity for stockholders to provide feedback to the Board and its Audit Committee on an important issue of corporate governance.  If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2018, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.  The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the company’s independent auditors. Ratification by the stockholders of the selection of Deloitte & Touche LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during fiscal 2018 or thereafter.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•     By Mail. You may submit a proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed envelope.

•     By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the enclosed proxy card.  Please have your proxy card in hand when you call.  Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•     Online.  You may submit a proxy online using the website listed on the enclosed proxy card.  Please have your proxy card in hand when you log onto the website.  Online voting facilities will close and no longer be available on the date and time specified on the proxy card.

•     In Person.  You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•     By Mail. You may submit a proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed envelope.

•     By Methods Listed on the Proxy Card.  Please refer to the enclosed proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or online, following the instructions on the proxy card or other information provided by the record holder.

•     In Person with a “Legal” Proxy from the Record Holder.  A street-name stockholder who wishes to vote in person at the Annual Meeting will need to obtain a “legal” proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a “legal” proxy in order to vote in person at the Annual Meeting.

If you need assistance in voting your shares, please call Harte Hanks’ proxy solicitor, Okapi Partners LLC, toll-free at (877) 869-0171, or via email at info@okapipartners.com.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the Annual Meeting by:

•     timely delivery of a valid, later-dated executed proxy card;

•     timely submitting a proxy with new voting instructions using the telephone or online voting system;

•     voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

•     filing an instrument of revocation received by the Secretary of Harte Hanks, Inc. at the company’s office at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, by 2:00 p.m., Central Daylight Time, on Wednesday, August 15, 2018.

Your latest dated proxy card or telephone or internet proxy will be the one that is counted.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the Annual Meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the Annual Meeting.  A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.  No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

Solicitation Expenses

We will bear all costs incurred in the preparation, assembly, mailing and solicitation of proxies by our Board.  In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.  We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Additionally, the Board has retained Okapi Partners LLC, a proxy solicitation firm, who may solicit proxies on the Board’s behalf. Okapi Partners LLC expects that approximately 12 of its employees will assist in the solicitation of proxies. We will pay Okapi Partners LLC an estimated fee not to exceed $45,000 plus costs and expenses. In addition, Okapi Partners LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Copies of the Annual Report

A copy of our Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte Hanks, Inc., Attn:  Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our Annual Report and the exhibits filed with it are also available on our website, www.hartehanks.com in the “Financials & Filings” section of the “Investors” tab.  Our Annual Report and the exhibits filed with it do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.  As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to 2017, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied on a timely basis.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers at July 13, 2018:

Name	Age	Position
Timothy E. Breen	46	Director (Class III)
David L. Copeland	62	Director (Class I) & Director Nominee
William F. Farley	74	Director (Class II)
Melvin L. Keating	71	Director (Class II)
Maureen E. O’Connell	56	Director (Class I) & Director Nominee
Karen A. Puckett	58	Director (Class III); President & CEO
Martin F. Reidy	61	Director (Class I) & Director Nominee
Alfred V. Tobia, Jr.	53	Director (Class II) & Chairman of the Board
Carlos M. Alvarado	44	Vice President, Finance & Controller
Jon C. Biro	52	Executive Vice President & Chief Financial Officer
Frank M. Grillo	52	Executive Vice President, Sales & Chief Marketing Officer
Andrew P. Harrison	48	Executive Vice President, Contact Centers & CHRO
Robert L. R. Munden	50	Executive Vice President, General Counsel & Secretary

Class I directors are to be elected at the Annual Meeting.  The terms of Class II directors expire at the 2019 annual meeting of stockholders, and the terms of Class III directors expire at the 2020 annual meeting of stockholders.  If Proposal III is approved by our stockholders at the Annual Meeting, Mr. Breen and Ms. Puckett have agreed to resign so that they may be reappointed to the Board such that all directors would then stand for election at the 2019 annual meeting of stockholders.

Timothy E. “Bant” Breen has served as a director of Harte Hanks since June 2018.  In November 2011, Mr. Breen founded Qnary LLC, a global provider of digital reputation growth solutions for professionals and brands, where he continues to serve as chairman and CEO.  Previously, Mr. Breen was the Worldwide CEO of Interpublic Group’s global search and social media agency Reprise from July 2010 through November 2011. From January 2008 through July 2010, Mr. Breen served as president of worldwide digital communications of Initiative Worldwide at Interpublic Group.  Before that role, Mr. Breen served is a variety of other leadership positions at Interpublic Group, Dentsu, and Publicis Groupe in locations across North America, Europe and Asia.

We believe that Mr. Breen’s qualifications for our Board include his professional experience and thought leadership in advertising and agency services, a core part of the company’s business.

David L. Copeland has served as a director of Harte Hanks since 1996.  He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its president.  Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company.  Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

We believe that Mr. Copeland’s qualifications for our Board include his experience serving on various committees for a publicly traded financial holding company.  We also believe he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares.  Mr. Copeland, a certified public accountant and a chartered financial analyst, would qualify as a financial expert for our audit committee.

William F. Farley has served as a director of Harte Hanks since 2003.  Currently, he is a principal with Livingston Capital, a private investment business he started in 2002.  From 2005 - 2018 he served on the board of trustees for Blue Cross Blue Shield of Minnesota and was a member of its technology committee and business development committee, and was the chair of its investment committee.  He served as chairman and CEO of Science, Inc., a medical device company, from 2000 to 2002. He also served as chairman and CEO of Kinnard Investments, a financial services holding company, from 1997 to 2000.  From 1990 to 1996, he served as vice chairman of U.S. Bancorp, a financial services holding company.  Mr. Farley has tendered his resignation from the Board, to be effective upon the qualification and appointment of his replacement by the Board.

We believe that Mr. Farley’s qualifications for our Board include his extensive leadership experience at various financial institutions serving in roles as chairman and chief executive officer.  We believe he provides important perspectives on financial markets, complex securities and financial and economic trends, as well as a broad prospective on corporate governance and risk management issues facing businesses today. Mr. Farley qualifies as a financial expert on our audit committee.

Melvin L. Keating has served as a director of Harte Hanks since July 2017.  Mr. Keating is currently a consultant, and as such has provided investment advice and other services to private equity firms since November 2008. Since September 2015, he has been a director of Agilysys Inc., a leading technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. Mr. Keating also currently serves as a director of MagnaChip Semiconductor Corp., a designer and manufacturer of analog and mixed-signal semiconductor products for consumer, communication, computing, industrial, automotive and IoT applications.  From 2005 to October 2008, he served as the President and Chief Executive Officer of Alliance Semiconductor Corp., a manufacturer and seller of semiconductors.  During the course of his career, Mr. Keating also served on the boards of directors of the following public companies: Red Lion Hotels Corp, where he was Chairman of the Board; API Technologies Corp.; Integrated Silicon Solutions Inc.; Tower Jazz Semiconductor Ltd.; Integral Systems, Inc.; White Electronic Designs Corp.; Crown Crafts Inc.; Bitstream, a/k/a Marlborough Software Development; Plymouth Rubber Co.; Price Legacy Corp.; InfoLogix, Inc.; LCC International, Inc.; Aspect Medical Systems Inc.; and ModSys International Ltd.

We believe Mr. Keating’s qualifications for our Board include his extensive experience as an investment consultant, executive officer and board member.

Maureen E. O’Connell has served as a director of Harte Hanks since June 2018. From 2007 through 2017, Ms. O’Connell served as the EVP, chief administrative officer and CFO of Scholastic Corporation, a publishing, education and media company.  From 2005 to 2006, she was EVP and CFO at Affinion Group, Inc., a marketer of membership, insurance and loyalty programs. Ms. O’Connell previously held a series of progressively more responsible positions, including president and COO and EVP, CFO and chief administrative officer at Gartner, Inc., a technology research and advisory firm. Ms. O’Connell has also had additional senior management positions including EVP and CFO at Barnes & Noble, VP & CFO at Publishers Clearing House, SVP of finance and marketing analysis at BMG Direct, and SVP & CFO at Primedia, Inc.  Ms. O’Connell also previously served as a director and audit committee chair of Sucampo Pharmaceuticals, Inc. and Beazer Homes.

We believe that Ms. O’Connell’s qualifications for our Board include her senior leadership experience in finance and operations, including in particular her current and previous experience as a chief financial officer for public companies, as well as her leadership positions in several marketing service companies.

Karen A. Puckett has served as a director of Harte Hanks since 2009, and was appointed our President & Chief Executive Officer (“CEO”) in September 2015.  Ms. Puckett served in several executive positions with CenturyLink, Inc. and its predecessor companies for over 15 years until her departure in June 2015, most recently as its president of global markets and COO.  CenturyLink is the third largest telecom communications company in the U.S. and a leader in network services as well as a global leader in cloud infrastructure and hosted IT solutions for enterprise customers.  Ms. Puckett also serves as a director (and member of the audit and personnel committees, and formerly the finance committee) of Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations. Ms. Puckett has served as the chair of Entergy Corporation’s compensation committee since May 2018.

We believe that Ms. Puckett’s qualifications for our Board include her essential perspective as our current President & CEO, and her extensive prior leadership and operating experience at CenturyLink.  We believe her involvement in the transformation and expansion of CenturyLink will provide the Board with key insights on all aspects of challenging and rapidly-changing business situations.

Martin F. Reidy has served as a director of Harte Hanks since June 2018.  Mr. Reidy served from May 2014 through December 2016 as president and CEO of Ansira Partners, a digital and direct agency. Mr. Reidy previously (from April 2013 through May 2014) served as a senior consultant to MediaLink LLC, a marketing and strategy advisory firm, and from September 2009 through April 2013 as the president and CEO of Meredith Xcelerated Marketing (a marketing services division within Meredith Publishing Inc.). From December 2003 through September 2009, Mr. Reidy served as president and CEO of Publicis/Digitas/Modem Media/Dialog (a digital advertising and relationship marketing services firm).  Prior to that, Mr. Reidy served as president & CEO at R/GA Interactive, vice president of marketing and business development at Silicon Graphics, Inc., SVP of worldwide strategy and planning at EMI Music and as a partner at Bain & Company, Inc.

We believe that Mr. Reidy’s qualifications for our Board include his lengthy leadership experiences across a wide range of advertising service companies, allowing him to provide industry insights and strategic guidance to the company and its management.

Alfred V. Tobia, Jr. has served as a director of Harte Hanks since July 2017, and Chairman since June 2018.  Mr. Tobia is a co-founder and portfolio manager for Sidus Investment Management, LLC and its affiliates, in which capacity he oversees the management of the Sidus equity funds and provides analysis to the firm’s credit fund. Mr. Tobia was previously a senior managing director and supervisory analyst (1996 to 2000) within the data networking and telecommunication equipment sectors at Banc of America Securities (formerly Montgomery). From 1992 to 1996, he was a senior analyst at Wertheim Schroeder & Co., focusing on PC and entertainment software, data networking and special situations. Prior to that, Mr. Tobia was an analyst at Mabon Nugent & Co. (1986 to 1992), covering various sectors of technology.

Mr. Tobia has extensive financial experience in both public and private companies and executive experience through the management of a small-cap investment fund. Mr. Tobia’s background and insights provide valuable expertise in corporate finance, strategic planning, and capital and credit markets.  We believe Mr. Tobia’s qualifications for our Board include his extensive financial experience and his executive and management experience.

Carlos M. Alvarado has served as the company’s Vice President, Finance and Controller since June 2013. Prior to joining Harte Hanks, he was Director of Accounting for Visionworks of America, Inc., a subsidiary of Highmark’s vision holding company, HVHC Inc.  Prior to joining HVHC, Mr. Alvarado spent six years in public accounting with Ernst & Young and Arthur Andersen, and two years at a retail grocery company.

Jon C. Biro was appointed our Executive Vice President and Chief Financial Officer in November 2017.  Mr. Biro previously served as chief financial officer for (and then consultant to) Exterran Corporation from October 2015 through January 2017, and served as chief financial officer of Archrock, Inc., (formerly Exterran Holdings, Inc.) from September 2014.  Prior to joining Exterran, Mr. Biro served as chief financial officer, chief accounting officer, treasurer and secretary for Consolidated Graphics, Inc. from January 2008 through January 2014.

Frank M. Grillo was appointed our Chief Marketing Officer in October of 2015, and now serves as our Executive Vice President, Sales & CMO.  Mr. Grillo previously worked for CenturyLink, Inc. as a vice president of business marketing (beginning April 2012). Prior to CenturyLink, Mr. Grillo served in a variety of executive sales, operations and marketing roles for Cypress Communications (from September 2005 to January 2012) and Trinsic Communications (from March 2003 to August 2005).

Andrew P. Harrison is our Executive Vice President and Chief Human Resources Officer.  Mr. Harrison also leads our contact center services. Mr. Harrison has worked in a variety of human resources and operational management and leadership roles for Harte Hanks for over 20 years.

Robert L. R. Munden joined the company in April 2010 as our General Counsel and Secretary, and also served as our Chief Financial Officer (in addition to his other roles) from January 2017 to November 2017. From April 2005 through March 2010, Mr. Munden served as Vice President and Corporate Counsel of Safeguard Scientifics, Inc.  From June 2002 through April 2005, he served as Corporate Counsel, North America for Taylor Nelson Sofres, a market research company (now a division of WPP PLC).  Prior to that, Mr. Munden served as General Counsel to an online marketing and database services firm, as an associate with a corporate law firm and as an armor and cavalry officer in the U.S. Army.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance our corporate governance and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Governance Committee”), as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other policies and procedures on our website at www.hartehanks.com under the “Corporate Governance” subsection of our “Investors” section.  Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte Hanks, Inc. (Attention: Secretary)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

From time to time, these governance documents may be revised in response to changing regulatory requirements, our evaluation of evolving best practices and industry norms and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Highlights from the Past Year:  Board Responsiveness to Stockholders

In the past year, the Board has responded to stockholder concerns by taking a number of governance and compensation actions:

•    The company agreed to seek stockholder approval for Board declassification at the Annual Meeting.

•    The Board worked cooperatively with stockholders to evaluate and seat five new independent directors, replacing five long-tenured incumbent directors—a majority of the Board.

•    The Compensation Committee was replaced in its entirety in June of 2018 with new directors having relevant industry and professional experience.

•    A majority of the Governance Committee was replaced in June of 2018.

•    A majority of the Audit Committee was replaced in June of 2018.

•    The Board elected a new independent Chairman.

•    Significant reductions to executive compensation and severance arrangements were made in early 2018.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (“CEO”) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, and reviews and approves our financial objectives and major corporate plans and actions.  Through the Audit Committee, the Board reviews and approves significant changes in the appropriate auditing and accounting principles and practices, provides oversight of internal and external audit processes, financial reporting and internal controls.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met 20 times and acted by unanimous written consent six times during 2017.  In addition, in 2017 each director participated in at least 75% of the meetings of the Board committee(s) of which he or she was a member.

The Board has separately designated standing Audit, Compensation and Governance Committees, each composed solely of directors who the Board has determined are independent. In April 2017, the Board changed its committee composition as reflected in the table below when Mr. Copeland was determined to no longer qualify as independent (causing him to leave the Audit and Compensation Committees); see Independence of Directors below.  We also made several changes to our Board composition in 2017, with Stephen E. Carley (who had served on the Compensation and Governance Committees) retiring, and Messrs. Keating and Tobia being added (and joining the Audit and Compensation Committees, respectively).  In June 2018, the Board again changed composition, as Messrs. Harte and Key and Ms. Odom resigned from the Board, and Messrs. Breen and Reidy and Ms. O’Connell were added to the Board, and its committees were reconstituted as shown below.

Board Committee Composition

Committee
Director	Audit		Compensation		Governance
	April 2017	June 2018	April 2017	June 2018	April 2017	June 2018
Timothy E. Breen						Member
David L. Copeland
William F. Farley	Chair*	Member*			Member	Member
Christopher M. Harte	Member		Member		Member
Melvin L. Keating	Member*	Chair*		Member
Scott C. Key	Member		Chair
Maureen E. O’Connell		Member*		Chair		Member
Judy C. Odom			Member		Chair
Martin F. Reidy				Member
Alfred V. Tobia Jr.			Member			Chair

2017 Meetings	11		6		5

2017 Written Consents	0		3		1

* The Board has determined that such director is an audit committee financial expert.

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.hartehanks.com under the “Corporate Governance” subsection of our “Investors” section.

•      Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

•     Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and recommend to the Board (as directed by the Board) non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC.

•     Governance Committee — The primary functions of the Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Governance Committee is responsible for managing the process for the nomination of new directors.  The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs.  Candidates should also have the skills and fortitude to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company.  The Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in determining the appropriate composition of the Board and identifying director nominees.  However, the company does not have a formal policy concerning diversity considerations, nor any formal means of assessing the efficacy of its diversity consideration.

The Governance Committee will consider potential nominees recommended by our stockholders taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our Fifth Amended and Restated By-Laws (the “Bylaws”) provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2019 Annual Meeting” and in our Bylaws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Questionnaires are used on an annual basis (or when a new director is added) to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors.  Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its 2017 findings to the Board on the independence of each of its non-employee directors, in each case in accordance with applicable federal securities laws and the rules of the NYSE.  The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte Hanks.  The Board further determined that (i) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (ii) each such non-employee director satisfied the additional audit committee independence standards under Rule 10A-3 of the SEC and (iii) for purposes of serving on the Audit Committee, each such non-employee director is financially literate and, where applicable, certain of such directors are “audit committee financial experts” as such term is defined in the applicable SEC rules.

However, in April of 2017 (and subsequent to its usual 2017 independence determinations), the Board reconsidered Mr. Copeland’s independence due to his service as sole manager of the guarantor of the company’s credit facility with Texas Capital Bank.  After a review, the Board determined such role constituted a material relationship disqualifying his independence.  Mr. Copeland promptly resigned from the Audit Committee and Compensation Committee in connection with the Board’s determination.  For more information regarding the credit facility and the guarantee, please refer to the relevant description in our Current Report on Form 8-K filed with the SEC on April 21, 2017.

The Governance Committee likewise assessed the independence of Messrs. Breen, Keating, Reidy and Tobia and Ms. O’Connell when they joined the Board, using the same standards and process it applies to incumbents as described above.  The Board determined that, other than in their capacity as directors, neither of these new non-employee directors had a material relationship with Harte Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte Hanks.  The Board further determined that (i) Messrs. Breen, Keating, Reidy and Tobia and Ms. O’Connell are independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Messrs. Breen, Keating, Reidy and Tobia and Ms. O’Connell satisfied the additional audit committee independence standards under Rule 10A-3 of the SEC and (iii) for purposes of serving on the Audit Committee, Messrs. Breen, Keating, Reidy and Tobia and Ms. O’Connell are financially literate (with Mr. Keating and Ms. O’Connell qualifying as an “audit committee financial experts” as such term is defined in the applicable SEC rules).

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

In making its initial independence determinations in early 2017, the Board considered the following matters with respect to Mr. Copeland, and determined that they did not constitute material relationships with Harte Hanks or otherwise impair his independence as a director or a member any of its committees, including the Audit Committee:

•     As previously disclosed in our 2017 proxy statement, Mr. Copeland’s son is a member of the transaction services group of KPMG LLP, the independent registered public accounting firm we used in 2015 and prior fiscal years. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transaction services group and whether there was any relation to KPMG’s audit or tax compliance groups.  As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transaction services group is a separate and distinct group from KPMG’s audit and tax compliance practice groups.  Accordingly, based on the nature of the services provided by the transaction services group and the fact that Harte Hanks has not purchased such transaction services from KPMG, this matter was not deemed to constitute a material relationship with Harte Hanks.  We selected Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and 2017.

•     As disclosed in our 2017 proxy statement and further in this proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of approximately 7.1% of the outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee.  Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte Hanks.

Board Leadership Structure

Board leadership structures should vary for companies depending on their circumstances.  Although as part of our Lead Director Policy (described below) we regularly evaluate whether to combine or separate the roles of CEO and Chairman, having separated these roles with the retirement of our previous Chairman, the Board determined that maintaining this structure remained in the best interests of the company.  The Board believes that this leadership structure will allow our CEO the time and resources to focus on leading the company in our corporate strategy and through the changes to our business that are and will be required to address our declining financial performance.  Mr. Harte was succeeded as our Chairman by Mr. Tobia in June 2018, and Mr. Tobia now leads the Board and its activities, and is responsible for the effective operation of the Board and its responsiveness to stockholders.

The Board still maintains a Lead Director Policy, which provides that:

•     the Board shall conduct an annual evaluation of whether to combine (or continue combining, as the case may be) the roles of Chairman of the Board and CEO, with a view to ensuring significant independent oversight of management;

•     when the Chairman of the Board is also the CEO, the independent members of the Board shall elect one of the independent Directors to serve as Lead Director for a one-year term;

•     at each regular meeting of the Board, the independent directors shall meet in executive session; and

•     the Lead Director shall have the following powers and duties:  (1) presiding over all meetings of the Board at which the Chairman of Board is not present; (2) presiding over executive sessions of independent and/or non-management directors; (3) calling meetings of the independent directors; and (4) serving as a liaison between the Chairman of the Board and the independent directors if so requested.

The non-employee members of the Board meet in executive session outside the presence of our sole management director at every regular meeting of the Board, and as-needed at special meetings.  The Board also holds executive sessions with only independent directors as needed, and at least once annually.  We believe having a substantial majority of independent, experienced directors comprising our Board benefits the company and its stockholders by providing strong oversight and advice on the issues facing the company.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte Hanks and its stockholders.  Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate, in light of the results of evaluations or business needs.

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management.  If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board.  If the Chairman is a member of management, the Lead Director serves as the chairman of the executive sessions.  If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year.  The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board.  If the Chairman is not an independent director, the Lead Director serves as the chairman of such sessions.

Risk Oversight

Our Board is responsible for overseeing the risk management process.  The Board focuses on our general risk management strategy and the most significant risks we face, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

In performing the risk management process, the Board reviews with management (1) our policies with respect to risk assessment and management of risks that may be material to us, (2) our system of disclosure controls and system of internal controls over financial reporting, and (3) our compliance with legal and regulatory requirements.  The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks.  Our other Board committees also consider and address risk as they perform their respective committee responsibilities.  For example, our Compensation Committee evaluates the risks associated with our compensation plans and policies, and our Audit Committee monitors risks relating to our financial controls and reporting.  All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.  The leadership structure of our Board described above in the “Board Leadership Structure” section also ensures that management is properly overseen by independent directors.

Management is responsible for day-to-day risk management.  Our finance, treasury, general counsel and internal audit functions serve as the primary monitoring and testing groups for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business.  This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operational levels, as well as compliance and reporting.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that William F. Farley, Christopher M. Harte, Melvin L. Keating, Scott C. Key, Maureen E. O’Connell and Martin F. Reidy, the present or former members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that each of Messrs. Farley, Keating and Reidy and Ms. O’Connell further qualify as an audit committee financial expert, as such term is defined in applicable SEC rules.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to:  Board of Directors – Stockholder Communication, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216.  Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming he reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to:  Audit Committee, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216, in an envelope labeled “To be opened by the Audit Committee only.  Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend.  All directors attended the 2017 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our CEO and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.  The Business Conduct Policy forbids employees and directors from engaging in hedging activities with respect to our securities.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.hartehanks.com, under the “Corporate Governance” subsection of our “Investors” section.  In accordance with NYSE and SEC rules, we intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our CEO, Chief Financial Officer (“CFO”) and Controller, by posting such information on our website (www.hartehanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte Hanks.

Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.  These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our Certificate of Incorporation also states that Harte Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our CEO and CFO have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2017.  In addition, our CEO most recently submitted an annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on September 18, 2017.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned by (1) our “named executive officers” included in the Summary Compensation Table below, (2) each current Harte Hanks director, (3) each person known by Harte Hanks to beneficially own more than 5% of the outstanding shares of our common stock, and (4) all current Harte Hanks directors and executive officers as a group. Except as otherwise noted, (a) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (b) ownership is as of June 29, 2018, when 6,267,833 shares of our common stock were outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class

Named Executive Officers
Karen A. Puckett (2)	87,870	1.4%
Jon C. Biro	0	*
Robert L. R. Munden (3)	36,157	*
Frank M. Grillo (4)	11,276	*
Andrew P. Harrison (5)	27,158	*
Shirish R. Lal	30,553	*

Directors
Timothy E. Breen	0	*
David L. Copeland (6)	445,500	7.1%
William F. Farley (7)	22,352	*
Melvin L. Keating	272	*
Maureen E. O’Connell	0	*
Karen A. Puckett (2)	87,870	1.4%
Martin F. Reidy	0	*
Alfred V. Tobia, Jr. (8)	156,895	2.5%

Other Known 5% Holders
Wipro, LLC (9)	1,001,658	13.8%
Houston H. Harte (10)	736,956	11.8%
Fondren Management LP (11)	600,835	9.6%
Dimensional Fund Advisors, Inc. (12)	339,487	5.4%

All Current Executive Officers and Directors as a Group (14 persons) (13)	965,965	15.4%

*	Less than 1%.

(1)

The address of (a) Houston H. Harte is P.O. Box 17424, San Antonio, TX 78217, (b) Dimensional Fund Advisors, Inc. is 6300 Bee Cave Road, Building One, Austin, TX  78746, (c) Fondren Management LP is 1177 West Loop South, Suite 1625, Houston, Texas 770275, (d) Wipro LLC is 2 Tower Center Blvd, Suite 2200, East Brunswick, NJ 08816, and (e) each other beneficial owner is c/o Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, TX 78216.

(2)	Includes 43,368 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(3)	Includes 22,201 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(4)	Includes 5,065 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(5)	Includes 16,154 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(6)

Includes the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 3,800 shares held as custodian for unrelated minors, (b) 117,528 shares that are owned by various trusts for which he serves as trustee or co-trustee, and (c) 306,246 shares owned by the Shelton Family Foundation, of which he is one of seven directors and an employee.

(7)

Includes (i) 12 shares owned indirectly by Mr. Farley via a trust in which his spouse is a beneficiary, as to which beneficial ownership is disclaimed, and (ii) 8,144 shares held in a trust for which Mr. Farley is a beneficiary.

(8)

155,000 shares of Common Stock owned beneficially. (Mr. Tobia, as a Managing Partner of Sidus Investment Management, LLC, may be deemed to beneficially own (i) 29,733 shares of Common Stock owned directly by Sidus Investment Partners, L.P., (ii) 75,911 shares of Common Stock owned directly by Sidus Double Alpha Fund, L.P., (iii) 36,685 shares of Common Stock owned directly by Sidus Double Alpha, Ltd. and (iv) 12,669 shares of Common Stock held in a certain account managed by Sidus Investment Management, LLC.)

(9)	Wipro, LLC owns 9,926 shares of Series A Convertible Preferred Stock, which shares are convertible into shares of the company’s common stock at Wipro, LLC’s election.

(10)

660,816 shares are held in the Harte Management Trust, as to which Houston H. Harte, Carolyn Harte and Sarah Harte share voting and dispositive power. 76,140 shares are beneficially owned by Larry D. Franklin, of which (i) 1,100 shares are held by the Franklin Family Foundation, of which Mr. Franklin is the President, and consequently has the sole power to vote and dispose (or direct the disposition) of such shares, and (ii) 75,040 shares are held by Mr. Franklin and his spouse as community property and as to which shares Mr. Franklin has the sole power to vote and dispose (or direct the disposition), subject to applicable community property laws. Information relating to this stockholder group is based on such group’s Schedule 13D/A filed with the SEC on March 5, 2018.

(11)

Represents shares held by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional”) for whom Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries possess sole voting power over 329,797 such shares and sole investment power over all such shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reflected are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of no one such Fund exceeds 5% of the company’s common stock. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 9, 2018.

(12)

Includes 578,835 shares held by BLR Partners LP and 22,000 share held by the Radoff Family Foundation. Information relating to this stockholder is based on the stockholder’s Schedule 13D/A, filed with the SEC on May 24, 2018.

(13)	Includes 89,505 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2017.  This CD&A provides qualitative information concerning how 2017 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2017 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement.  “Committee” within this CD&A means the Compensation Committee of the Board.  Our “executive officers” are our senior executives who are listed above under the heading “Directors and Executive Officers.”  Our “named executive officers” listed in the Summary Compensation Table and other compensation tables that follow are listed below, and are drawn from executive officers who served in 2017:

•     Karen Puckett – President and Chief Executive Officer;

•     Jon Biro – Executive Vice President and CFO (from November 9, 2017);

•     Robert Munden – Executive Vice President, General Counsel & Secretary (and CFO from January 1, 2017 through November 9, 2017);

•     Frank Grillo – Executive Vice President, Sales & CMO;

•     Andrew Harrison – Executive Vice President, Contact Centers & Chief Human Resources Officer; and

•     Shirish Lal – Executive Vice President, COO & CTO (resigned January 31, 2018).

Executive Summary

We seek to design and implement executive compensation programs that align our executives’ interests and motivations with those of our stockholders, while avoiding the encouragement of inappropriate risk-taking.  In 2017, our total direct compensation program for our named executive officers consisted of base salary, annual cash incentives (based on pre-established financial goals), long-term equity incentives (stock appreciation rights (SARs), time-vesting restricted stock and performance units) and limited perquisites.

As further detailed below, 2017 presented challenges for our smaller leadership team as it focused on improving the company’s operating and financial performance.  Factors and events most important to compensation matters were:

•     Smaller Leadership Team:  Through reorganized and consolidated roles, and in response to divestitures and other changes in our business, our senior leadership team in 2017 was about half the size of our 2016 team (five for most of the year, compared to nine at the beginning of 2016).

•     Financial Reporting Delays:  The company’s failure to file financial reports timely through the second fiscal quarter negatively affected our stock price and business, added to management’s workload, and caused the Committee to delay the issuance of annual equity awards.

•     Compensation Constraints:  The Committee sought to balance the need to motivate its key leadership team with the company’s cash and dilution limits, consistent with stockholder interests.

•     Equity Program:  In light of poor share performance and limitations to the shares available for issuance under the company’s equity incentive plan, the company reduced the value of grants to mitigate dilution and used some cash-settled awards and weighted CEO awards heavily towards performance units.

•     CFO Transition:  Mr. Biro joined as the company’s CFO in November 2017, taking over from Mr. Munden (who thereafter remained as General Counsel & Secretary).

The company began 2017 with the objective of stemming revenue declines while improving profitability as it increased its focus on revitalizing its marketing technology, data and database offerings after divesting its Trillium Software business.  Despite making progress on service capabilities, financial performance suffered as several clients (including some of our largest) substantially reduced volumes or eliminated programs, which presented significant obstacles to stability and growth.  The company improved its cash position through the year and secured new debt financing, but revenues declined 5.1%.  Although improved from 2016, the company nevertheless recorded an operating loss from continuing operations of $40.9 million, and earnings per share was a loss of $6.76—each reflecting the write-off of our remaining goodwill of $34.5 million.  Our stock price declined significantly, decreasing 37%, and we obtained approval for a reverse stock split in order to maintain a $1.00 minimum average share price as required for compliance with NYSE continued listing standards.  (We effected the 1-for-10 reverse stock split on January 31, 2018, and all share amounts herein have been proportionately adjusted.)

Based on the economic environment, the company’s recent performance, anticipated changes to the company and its leadership, and the Committee’s compensation philosophy and objectives, the Committee took the following annual compensation actions for the named executive officers for 2017:

•     Established target compensation for officers which was largely consistent with market benchmarks.

•     Established goals for our short term annual incentive plan (the “2017 AIP”) with a view to motivating our executives toward objectives fundamental to improving stockholder value.

•     Due to company performance, made no payments under the 2017 AIP.

•     Granted long-term equity awards with a lower value (compared to prior years)—

o                comprised of performance units (88% by value) and restricted stock for the CEO, and

o                comprised of restricted stock, performance units and SARs for other executives—

to align participants with the company’s achievement of long-term stockholder value creation.

•     Due to the company’s low share price and the limited number of shares available for issuance under our 2013 Omnibus Incentive Plan (the “2013 Plan”), we included cash-settling awards, which also had the effect of decreasing the equity dilution of awards granted.

•     Held base salaries constant for all executives except

o                Mr. Grillo, who assumed responsibility for sales after the departure of our former Executive Vice President of Sales in early 2017 and led key initiatives with service offering development;

o                Mr. Munden, who served as CFO through November 9, 2017 (and whose salary was reduced to its previous level effective January 1, 2018); and

o                Ms. Puckett, who agreed to receive stock in lieu of 20% of her base salary for the last four months of 2017.

The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation advisor to assist with benchmarking of executive officer compensation, and Meridian performed a comprehensive analysis of the company’s executive compensation program for 2017.

The remainder of this CD&A provides further detail on the compensation philosophy, process, and decisions for 2017.  Certain information regarding other periods’ compensation determinations and policies is also included to the extent we believe it provides helpful context for our discussion of 2017 executive compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•     Attract and Retain Top Talent — Attract and retain high-performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies, competitors or companies in the same market for executive talent.

•     Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company and individual performance on both a short-term and long-term basis.

•     Place Significant Portion of Pay At Risk — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation at risk, such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and performance units with vesting dependent upon company performance) or our stock price appreciates (for example, SARs or restricted stock unit awards).

•     Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As an integral part of our compensation philosophy and objectives, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company.  We believe our compensation philosophy has assisted in achieving our goals.  The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy.  The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2017 compensation for each of our named executive officers.  Although a variety of modifications and alternatives were considered, our 2017 compensation philosophy was consistent for all of our executive officer positions, and was consistent with the philosophy for our 2016 compensation program.

Elements of 2017 Executive Compensation Program

The following table highlights the elements of our 2017 executive compensation program and the primary purpose of each element, which were consistent with our 2016 executive compensation program elements except that we eliminated our non-qualified deferred compensation program, which had not been used since 2013.  The elements are also generally consistent for all of our executive officer positions.  Each element is discussed in further detail below.

Element	Objectives and Basis	Form

Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance	Cash
Annual Incentive Plan	Annual incentive or “bonus” to drive company performance consistent with immediate or short-term objectives	Cash
Bonus Restricted Stock Elections

Encourage greater stock ownership by executive officers by allowing each to elect to receive up to 30% of annual incentive plan (AIP) payments in the form of restricted stock vesting on the first anniversary of the grant, with executive officers receiving 125% of the value of the forgone cash bonus in shares of restricted stock

Restricted stock
Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation	Restricted stock, performance awards and cash-settled phantom stock
Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits	Health examination and death benefits
Severance Policy and Agreements	Attract and retain key talent by providing certain compensation in the event of a termination without cause or change in control	Cash severance, equity vesting and COBRA reimbursement
Other	Offer other competitive benefits, such as 401(k) (with matching) medical, dental and other health and welfare benefits	Same benefit made generally available to our employees

Compensation Committee

The Committee began 2017 with Messrs. Carley and Copeland (Chair) and Ms. Odom comprising the Committee.  In April 2017 Mr. Copeland resigned from the Committee after the Board determined he no longer met the independence requirements of the NYSE; see “Independence of Directors” above.  In connection with Mr. Copeland’s departure from the Committee, the Board appointed Mr. Key as Committee Chair, and Mr. Harte joined as a Committee member.  In July 2017 (after most compensation determinations for incumbent executive officers were made), Mr. Carley retired and was replaced by Mr. Tobia.  In June 2018, in connection with the resignation of Messrs. Harte and Key and Ms. Odom, and the appointment of Messrs. Breen and Reidy and Ms. O’Connell, the Committee was reconstituted with its current composition:  Ms. O’Connell (Chair) and Messrs. Keating and Reidy.

The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE.  Each person serving on the Committee qualified as an “outside director” in accordance with §162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) when such provision was applicable, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3.  Most members of the Committee either currently serve, or have served, as a director or senior executive of a large corporation, and have had significant experience with compensation matters relating to senior executives of these organizations.

The Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for compensation of executive officers and administration of the company’s equity incentive plans, with the goals of (1) supporting the company’s business objectives, (2) attracting, motivating and retaining high quality leadership, and (3) linking compensation with business objectives and performance.  In accordance with its charter and NYSE rules, the Committee’s responsibilities include the following:

•       reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•       making recommendations to the Board with respect to non-CEO officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval;

•       assisting the Board by (i) evaluating potential candidates for officer positions, (ii) recommending terms for the hiring, promotion and severance of officers, and (iii) overseeing the development of officer succession plans;

•       participating with management in reviewing the annual goals and objectives with respect to compensation for the company’s officers and, to the extent the Committee deems necessary or appropriate, other key employees of the company or its subsidiaries (collectively, “Principal Executives”);

•       periodically (but no less frequently than annually) evaluating the performance of the Principal Executives in light of established goals and objectives and, based upon this evaluation and any compensation recommendations for the Principal Executives made by the CEO, approving or (in the case of officers, and as directed by the Board) making recommendations to the Board with respect to the compensation for the Principal Executives; and

•       periodically (but no less frequently than annually) evaluating the competitiveness of the company’s executive compensation program in reference to its peers and broader trends, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, considering (among other things) the company’s performance and relative stockholder return, the value of similar incentive awards to similarly situated executives at comparable companies, and the awards given to such person in prior years.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate.  However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.  No subcommittees were formed or met in 2017.  The Committee has delegated to our CEO a limited authority to grant stock options and restricted stock to non-officers, and monitors grant activity through regular reports. The Committee also delegated to the CEO the limited authority to allocate non-officer annual equity awards amongst employees.  You may view the Committee’s full charter in the “Investors” section of our website at www.hartehanks.com under the “Corporate Governance.”

The Committee meets in executive session at most of its meetings (as it deems appropriate) to review and consider executive compensation matters without the presence of our executive officers.  These executive sessions may also include other non-employee directors and outside experts retained by the Committee.  The Committee met in executive session with other non-employee directors at four of its six 2017 meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee is or has been an officer or employee of the company.  All members of the Committee participate in decisions related to compensation of our executive officers.  No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who also may be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process.  Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management

Ms. Puckett, our CEO, participated in the Committee’s executive compensation processes and attended most Committee meetings; however, she did not attend sessions when elements of her compensation were being considered.

The company’s Chief Human Resources Officer (Mr. Harrison) attended most meetings (as appropriate), and the General Counsel (Mr. Munden) also attended each meeting.  Officers were excluded from executive sessions.

Working with Messrs. Harrison and Munden, Ms. Puckett presented recommendations to the Committee on the full range of annual executive compensation decisions made in March and May (other than with respect to herself), including (1) the company’s 2017 AIP structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, 2017 AIP targets, equity grants and perquisites.  The Committee made final decisions about each officer’s 2017 compensation without the applicable executive officer being present, taking into account Ms. Puckett’s recommendations and views.

Compensation Consultants

The Committee believes that engaging a consultant for comprehensive reviews on a periodic basis is more appropriate than having regular annual engagements.  The Committee engaged Meridian to assist the Committee with its evaluations and determinations for our 2017 executive compensation program.  In this review, Meridian performed a comprehensive evaluation of our compensation philosophy, policies and practices for executive officers and other executive positions, and reviewed a new annual incentive plan design to be applied company-wide (including officers). The Committee also engaged Meridian to assist in the development of a new peer group, and to perform a comprehensive executive compensation analysis for its 2017 compensation determinations.

For the foregoing engagements, Meridian has been selected and retained by—and reported directly to—the Committee.  Meridian has not been separately engaged by our management, but has provided to management corresponding evaluations of selected non-executive officer positions and compensation policy and practice matters.  Harte Hanks has no relationship with Meridian (other than the relationship undertaken by the Committee), and the Committee re-evaluated and confirmed Meridian’s independence in accordance with its charter and NYSE requirements prior to engaging Meridian.

Principal Factors That Influenced 2017 Executive Compensation

When making its 2017 annual compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to retain (and as necessary, attract) high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value.  The Committee did not use formulas to rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered.  Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of subjective determinations in addition to the specific formula-based performance criteria established in our annual incentive plan and long term incentive performance awards. In establishing the individual elements and amounts of 2017 executive compensation, the principal factors taken into consideration by the Committee included the following:

•       anticipated reorganization and consolidation of leadership roles, resulting in fewer leaders each with greater and/or broader responsibility;

•       possible divestitures and other changes in our business;

•       competitive market data to assess how our executive pay compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with then-current market data provided by Meridian (which included recommendations based on Meridian’s analysis of turnaround situations);

•       input from non-Committee members of the Board (including our CEO) with regard to base salary proposals, long-term incentive awards, individual executive officer performance and related matters;

•       recent company performance compared to (i) our financial and operational expectations for our company as a whole and (ii) our peers and other market indicators;

•       the need to attract and retain a pool of highly-qualified leadership candidates for positions necessitated by our evolving service offerings, financial condition and organizational changes;

•       ongoing and anticipated efforts to transform our business operations in line with our strategy, that were expected to result in continued significant additional work commitments by our executive officers;

•       a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible;

•       providing competitive compensation to reflect new or expanded roles for some of our executives;

•       retention considerations in light of a recent history of low bonus payouts to executive officers based on recent company performance and diminished equity compensation values because of declining stock price and earnings per share performance;

•       individual officer compensation history, including the cumulative effect of equity awards granted in prior years and value realized from prior equity awards;

•       internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within the company and considering the relative importance of a particular position to us); and

•       tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under §162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (“SFAS”) No. 123(R) (“SFAS 123R”), and the impact of §409A of the Code relating to non-qualified deferred compensation.

The Committee also had to review compensation matters outside the usual annual compensation review and setting process. Compensation determinations for Mr. Biro (who was hired well after our annual determinations) were also affected by the numerous events cited above under the heading “Executive Summary” and:

•       perceived advantages, disadvantages, strengths and weaknesses of other candidates considered;

•       the scope and importance of the role, and Mr. Biro’s other skills and capabilities, to the company’s success;

•       the compensation received by his immediate predecessors in the company;

•       timing and geographic considerations (such as when he would be available to start); and

•       the compensation he received in his recent employment.

Tally Sheets

To assist the Committee in making its 2017 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years.  Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change in control or other termination events.  The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive.  The tally sheets illustrate, for each executive officer:

•       cash compensation (base pay, bonus and (until discontinued) automobile allowance) for the current year under consideration and each of the past two years;

•       values of long-term equity compensation awards granted (options, restricted stock, phantom stock and performance awards) for the current year under consideration and each of the past two years;

•       changes in value of vested and unvested equity holdings;

•       salary continuation benefits (similar in effect to life insurance benefits);

•       estimated pension benefits upon retirement;

•       the value, and changes in value, of previous equity compensation awards;

•       stock ownership guideline compliance; and

•       estimated amounts the executive could realize upon a change in control or termination of employment.

For comparison purposes, the tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; Fixed Versus Variable

We believe a mixture of both long-term and short-term compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives.  As has been our practice, in 2017 all short-term incentives were payable in cash.  All 2017 long-term incentives were in the form of equity-based awards, and like 2016, some of these awards were linked to equity value but payable only in cash to reduce dilution.  Due to insufficient shares available in the 2013 Plan and cash constraints, in 2017 the Committee was unable to award the targeted amount of equity awards (which were based on benchmarks), which caused lower actual equity award values (except for Ms. Puckett); see “Long-Term Incentive Awards” below for further details.  The following chart and table show the split of 2017 target compensation for our named executive officers between equity (including equity-linked) and cash:

2017 Target Cash v. Target Equity Compensation for Named Executive Officers

By Individual

Named Executive Officer	Target Cash (1)	Target Equity (2)
Karen Puckett (3)	$1,440,161	$1,801,626
Jon Biro	560,000	599,997
Robert Munden	622,050	344,763
Frank Grillo	622,050	250,733
Andrew Harrison	497,805	188,051
Shirish Lal	720,475	438,803

CEO	Equity
CEO	Cash

All NEOs	Equity
All NEOs	Cash

__________________

(1)

Target Cash is the sum of base salary at December 31, 2016 plus column (d) (target annual incentive) from the Grants of Plan Based Awards table below, but also including a 60% target annual incentive award for Mr. Biro.  No annual incentive award payments were made in respect of 2017.

(2)	Target Equity is the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below.

(3)	Reflects $51,639 of base salary taken in the form of stock as “Target Equity.”

The Committee believes that a substantial portion of the potential cash compensation should be subject to meeting financial performance criteria, and thus “at risk” or variable.  In 2017, 43% of the potential cash compensation (assuming target annual incentive payout) for the named executive officers was “at risk.”  Over 60% of potential cash compensation was “at risk” assuming maximum annual incentive payout.

2017 Target Cash Compensation for Named Executive Officers: Fixed vs. Variable or “At Risk”

By Individual

Named Executive Officer	Target Fixed (1)	Target Variable (2)
Karen Puckett	$745,900	$745,900
Jon Biro	350,000	210,000
Robert Munden	377,000	245,050
Frank Grillo	377,000	245,050
Andrew Harrison	301,700	196,105
Shirish Lal	411,700	308,775

CEO	Fixed
CEO	Variable

All NEOs	Fixed
All NEOs	Variable

__________________

(1)	Fixed is base salary at December 31, 2017; excludes any retention or signing bonuses.

(2)

Target Variable is 2017 target potential annual incentive compensation (variable) for the named executive officers from column (d) in the Grants of Plan Based Awards Table (but also including a 60% target annual incentive award for Mr. Biro); excludes any retention or signing bonuses.

The Committee also reviewed the compensation risks associated with the pay mix of its executive officers, and in that context considers risk as well as motivation when establishing performance criteria and compensation structures.  For 2017, the Committee reviewed the company’s incentive compensation plans to determine whether the company’s compensation policies and practices foster risk taking above the level of risk associated with the company’s business model. In the course of its examination, the Committee evaluated, among other things:

•  whether any of our service offerings, operations or functions has much more inherent risk, a significantly different compensation structure, or different profitability basis or results;

•  whether the compensation mix is appropriately balanced between annual and long-term incentive awards;

•  the relationship between annual and long-term performance measures and payouts, and whether measures are aligned (or complementary) to ensure that they encourage consistent behaviors and sustainable results without conflict;

•  whether long-term performance measures and equity vehicles encourage excessively risky behavior;

•  whether targets require performance at such a high level that executives would take improper risks to achieve them;

•  the overlap of performance criteria and vesting periods to reduce incentives to maximize performance in any one period;

•  whether the mix of equity incentives serve the best interests of stockholders by rewarding the right measures;

•  the effect of dilution on stockholders and the company’s equity burn rate; and

•  the report of Meridian regarding the risks of our compensation program.

On the basis of this review, the Committee determined that the company’s incentive compensation plans are appropriately structured to not encourage executive officers to take unnecessary or excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the company.

Market Benchmarking

As mentioned above, the Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation.  This market data is intended to reflect compensation levels and practices for executives holding comparable positions at comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals.  Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets.  The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation.  Working with Meridian, the Committee conducted a comprehensive peer group review for 2017.  The Committee selected from U.S.-listed companies based on those which have products or services which are competitive (or complementary) to our current and anticipated products and services, and represent a range of sizes (in terms of revenues, profits and employees) and history.  Our 2017 peer group consisted of the following companies:

2017 Compensation Peer Group

Acxiom Corporation	Hubspot, Inc.	NCI, Inc.
Advisory Board Co.	Information Services Group	Neustar, Inc.
CIBER, Inc.	Marin Software, Inc.	Rocket Fuel, Inc.
Forrester Research, Inc.	MDC Partners, Inc.	Sykes Enterprises, Incorporated
Hackett Group, Inc.	National Cinemedia, Inc.	Teletech Holdings, Inc.

The Committee compares each executive’s total direct compensation (comprised of salary, total potential bonus opportunity and estimated long-term incentive compensation value), both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data.  In looking at overall compensation for our executive officers, in general, and in response to the Meridian reports and current market practices, the Committee considers its philosophy of targeting each element of compensation (as well as target total direct compensation) to fall at approximately the 50th percentile of market compensation over time, but tolerating individual variations due to factors such as individual performance, company performance, tenure, promotion, market factors and internal pay equity.

As discussed above, however, benchmark data is merely a starting point; the Committee does not rigidly apply formulas to set the compensation of our executives based solely on market data or on any one factor in isolation.  Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under the heading “Principal Factors That Influenced 2017 Executive Compensation.”  Accordingly, the Committee retains discretion to set compensation levels using a combination of elements that it believes are appropriate, and the Committee is not required to set compensation levels at specific benchmark data percentiles.

Based on the total target direct annual compensation approved by the Committee’s for our incumbent named executive officers compared to the peer and market data reviewed by the Committee, Ms. Puckett and Mr. Grillo were above the 50th percentile, Messrs. Lal and Munden at the 50th percentile, and Mr. Harrison was below the 50th percentile.  Mr. Biro’s initial compensation package (assessed by the Committee when he was hired) was targeted to be at approximately the 50th percentile.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2017 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2017 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are appropriate based on each individual executive’s roles, responsibilities and experience in his or her position.  We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives.  We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities.  When hiring a new executive, the Committee conducts a benchmark analysis to assess market rates for compensation.  Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in March 2017, the Committee considered, in addition to the other factors:

•     the level of responsibility and complexity of the executive’s job;

•     the relative importance of the executive’s role and responsibilities in and for Harte Hanks;

•     whether, in the Committee’s business judgment and taking into account input from our CEO and other Board members, prior individual performance was particularly strong or weak;

•     how the executive’s salary compares to the salaries of other company executives;

•     how the executive’s salary compares to market salary information for the same or similar positions (making due consideration for how closely the benchmarked position matched the specific role of our executive);

•     the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards;

•     the economic environment; and

•     recent company performance compared to (i) our financial and operational expectations for our company as a whole, (ii) performance of the functions or operations for which the executive is responsible and (iii) our peers and other market indicators.

Based upon these factors, especially financial performance, the Committee determined that only Mr. Grillo should have his salary increased (from 311,700 to $377,000) as he had assumed responsibility for sales in addition to his existing chief marketing officer responsibilities. For Mr. Biro (hired after the annual compensation determinations), base salary was negotiated based on market benchmarks, timing considerations, prior salary history, equity vs. cash mix, and the salary of other executive officers.  The only change made to executive officer salaries subsequent to the annual compensation determinations was that in connection with Mr. Biro’s hiring, Mr. Munden’s salary was reduced to its prior level ($317,000) effective January 1, 2018.   Although it did not affect her base salary rate, Ms. Puckett did agree to receive common stock in lieu of cash for 20% of her base salary for the last four months of 2017, and in February 2018, Ms. Puckett’s 2018 base salary was reduced by 35% to $485,000.

Annual Incentive Compensation

We provide an annual incentive opportunity for executive officers to drive company and, where appropriate, business line performance on a year-over-year basis.  This annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results.  Our 2017 AIP for executives was administered under the 2013 Plan, which was approved by our stockholders in May 2013.  For the 2017 AIP, bonus opportunity amounts were expressed as a percentage of year-end base salary, set forth below; Mr. Biro (who joined the company in November 2017) was not eligible for the 2017 AIP.

2017 AIP Opportunity (as % of Base Salary)

Named Executive Officer	Threshold	Target	Maximum
Karen Puckett	25.00%	100%	200%
Robert Munden	16.25%	65%	130%
Frank Grillo	16.25%	65%	130%
Andrew Harrison	16.25%	65%	130%
Shirish Lal	18.75%	75%	150%

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular

February meeting.  For 2017, the Committee also adopted individual non-financial goals to better align the leadership team’s incentives with short-term operational goals.  The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments.  In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate.  The Committee reserves the right to adjust the financial performance targets during the year, but did not do so in 2017.

The 2017 AIP for executives continued the uniform approach to the annual incentive plan first adopted in 2014, with a goal of emphasizing the integration of the business and cross-functional/operational responsibilities (except as to the portion that was payable in respect of individual goals); the Committee viewed this as necessary to achieve the objectives of our strategic plan by providing a direct incentive to achieve optimal company-wide results.  Additionally, the 2017 AIP had limitations that required that any payments made be affordable to the stockholders, i.e., that the incremental profit generated by achievement was not negated by payments under the incentive plan.

The determination of any amount ultimately payable to each executive under the 2017 AIP was based on the following performance levels relative to our Board-approved target revenue performance ($404.6 million) and EBITDA performance ($19.9 million), weighted evenly.  Additionally, 10% of each executive’s potential 2017 AIP payment was based on non-financial performance objectives related to strategic goals and restructuring.  In establishing the performance criteria and the incremental target performance levels for each performance criteria, the Committee anticipated that the executives would be likely to receive at least the threshold portion of their year-end cash bonuses, with higher levels of payout being progressively more difficult and less likely to occur.  Achieving the maximum bonus award was anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual plan performance assumptions and outlook for the company.

Bonus:  Financial Performance Measures/Levels

Revenue (45% weight)		Operating Income (45% weight)
Performance (% of Target)	Payout Level (% of Target)	Performance (% of Target)	Payout Level (% of Target)
105	200	125	200	Maximum
100	100	100	100	Target
95	25	83	25	Threshold

Bonus:  Non-Financial Performance Measures

Objective	Measure(s)	Executives
Wipro	Expense reductions run rate improvement; $10 million sales funnel with $3 million in closed sales by end of 2017	Puckett, Grillo, Lal

Opera/SignalHub Platform	Two existing customers and two new customers on new platform generating revenue by year-end	Puckett, Grillo, Lal

Improve Liquidity	New credit facility in place; reduce overhead $10-$20 million; improve revenue to expense ratio in operations	all

Build Agile Marketing Platform	Produce leads (inbound requests to meet) that generate $15.5 million of closed 2017 sales	Puckett, Grillo

Divest 3Q Digital	Initiate sales process, provided updates and recommendations, and made clear, prudent, and timely steps to bring sale to closure; signed term sheet for sale and/or extension of earnout obligation	Puckett, Munden

Assess Strategic Options (non-Engagement Agency)	Assess strategic options and recommend a go-forward plan; provide updates and timely execution, as appropriate	Puckett, Lal, Harrison

Acqui-Hires	Create acqui-hire approach and roadmap for Board discussion; execute as liquidity/financial structure enables	Puckett, Grillo, Lal, Munden

Based on the company’s actual revenue performance and EBITDA performance, the Committee determined that no payments were earned under the 2017 AIP for the non-financial performance measures set forth above.  Although all executives had achievements toward their non-financial performance goals, the Committee determined that due to the company’s financial performance no payments would be made in respect of those measures (and no discretionary bonuses or stock awards made in respect of 2017 performance).

Bonus Restricted Stock Elections

As part of our executive compensation program, an executive officer may elect to receive up to 30% of his or her bonus in the form of restricted stock.  An executive who so elects receives 125% of the value of the forgone cash portion of the bonus in shares of restricted stock.  This program is considered by the Committee each year, and was approved again with respect to 2017 executive bonuses, which were potentially payable in early 2018.  The Committee believes this program encourages the accumulation of executive stock ownership, and provides another avenue for our executive officers to reach compliance with our stock ownership guidelines.  Because none of our named executive officers received an annual incentive plan payout for 2017, no grants were made under this program.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation.  The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders.  The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations.  Under our 2013 Plan we may issue various equity securities to directors, officers, employees and consultants.  The 2013 Plan forms the basis of our long-term incentive plan for executives.  Under the 2013 Plan, the Committee has used the following long-term incentive vehicles:

Award Type	Purpose/Description	Vesting	Settlement
Stock Options Stock Appreciation Rights (SARs)	align our executives’ interests with the interests of stockholders by having value only if our stock price increases over time	4 years (25% per year)	stock (Options) cash (SARs)

Performance Units	motivate executives to achieve long-term performance by tying pay-out to a multi-year measurement period and specific, measurable goals that align with company plans and objectives	performance (3-year cliff)	stock and/or cash

Restricted Stock Units Phantom Stock	retain key employees by providing awards that will have value if they vest even without stock price appreciation	3 years (33% per year) 4 years (25% per year)	stock (Restricted) cash (Phantom)

The Committee has established standardized vesting terms for equity awards:  stock options, SARs and phantom stock vest in four equal annual installments, restricted stock vests in three equal installments, and performance awards vest after a performance period spanning three calendar years.  Stock options and SARs have an exercise price equal to the market value of our common stock on the date of grant, and have a term of ten years (assuming continued service).  The Committee determined, in accordance with its discretion under the 2013 Plan, that equity awards granted before 2015 will vest in full upon a change of control (as defined in the 2013 Plan); however, in 2015 the Committee reconsidered this policy and no longer intends to grant awards which automatically accelerate upon a change in control.  Stock option and restricted stock awards granted in or after 2014 also vest upon the death or permanent disability of the recipient.

Performance awards represent the right to receive one share of common stock or the cash equivalent (as provided in the award agreement) for each vested unit, with performance determined on a future date (currently set about three years after the grant date).  The Committee chooses objective performance criteria intended to align executive’s interests with the company’s long-term interests.  Based on the company’s performance for the three years ending 2017, none of the performance units issued in 2015 (with a 2017 operating income performance measure set by the Committee) vested.

Our Board previously adopted a policy of granting annual awards on a fixed date each year, April 15, but due to the delay in the filing of our Annual Report on Form 10-K for fiscal year 2016, in 2017 the Committee determined to delay issuance of annual equity awards until after the issuance of the Annual Report in June 2017.  We also grant interim awards from time to time in connection with mid-year hires, acquisitions, promotions or other reasons, based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.  For employee hires, our practice has been to grant awards on the third business day of employment.

As a consequence of the company’s share price decline, for 2017 the Committee evaluated a variety of award types and combinations, trying to balance (i) the need for motivation that is best achieved with equity vehicles, (ii) stockholder dilution, (iii) share availability under the 2013 Plan, and (iv) decreasing cash liquidity.  For 2017, the Committee approved a combination of SARs, restricted stock and performance awards for our executive officers.  With the company’s share price at historic lows, the Committee believed granting SARs to executives would provide a meaningful incentive to achieve share price appreciation.  The Committee also focused performance award objectives to address the company’s most pressing needs:  a combination of organic revenue growth, organic EBITDA margin growth, and EBITDA margin for certain operations, and for Ms. Puckett, timely filing of required financial reports beginning with the Quarterly Report on Form 10-Q for the third quarter of 2017.  The Committee determined that this combination of awards—weighted toward awards with some performance aspect—would be the best way to align our executive compensation program with the company’s needs and stockholders’ expectations for improved performance.  The award structure and size adopted by the Committee also addressed the norms for such grants identified in the Meridian report, as well as other market data for how companies facing historically low stock prices have structured awards.

When reviewing each executive’s proposed equity awards for 2017, the Committee considered the level of responsibility and complexity of the executive’s job, how the executive’s target equity award value compares to the target equity award values of other Harte Hanks executives and to market benchmarks for the same or similar positions developed by Meridian.  Specific target grant size was a rounded grant date value based on benchmark data provided by Meridian.  The Committee set two other parameters for 2017, (i) a dilution limit of 1.5 million shares (so that any target award value above that amount would be granted in the form of cash-settling award vehicles), and (ii) an allocation of 55% (or 88% in the case of the CEO) of target award value to performance-based awards.  For purposes of sizing the awards, target grant values were divided by the share price on the award date; however, due to the low share price on the grant dates, the dilution limit set by the Committee resulting in actual awards being approximately 65% of the target award level for executives other than the CEO.

The only exception to the foregoing was Mr. Biro, who joined the company as CFO in November of 2017:  his initial equity awards were in lieu of an annual grant with the size being negotiated based on position benchmark data provided by Meridian, with some increase as a trade-off for reduction in other compensation elements.  Mr. Biro’s awards were made as inducement grants outside the 2013 Plan, but otherwise on similar terms, and consisted of stock options, performance units (with the same performance measures as other officers) and restricted stock as reflected in the table below.

2017 Equity Awards

Named Executive Officer	Restricted Stock (units)	Options / SARs (shares/units) (1)	Performance Awards (Revenue/EBITDA) (units--maximum) (2)	Performance Awards (Financial Reporting) (units--maximum) (3)
Karen Puckett	21,126	0	42,253	109,887
Jon Biro	24,000	33,855	18,000	0
Robert Munden	15,492	23,239	7,746	0
Frank Grillo	11,267	16,901	5,633	0
Andrew Harrison	8,450	12,676	4,225	0
Shirish Lal	19,718	29,577	9,859	0

________________________

(1)               SARs for all except Biro, who received stock options.

(2)               Settling in shares of common stock.

(3)               Settling in cash.

Perquisites

Consistent with previous years, our 2017 executive compensation program included limited executive perquisites.  The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table.  We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program.

In establishing the elements and amounts of each executive’s 2017 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s salary continuation death benefit.  For 2017, our perquisites were:

•      Salary Continuation Benefits — We provide salary continuation benefits (which are similar in effect to life insurance benefits) to our executive officers.  This benefit provides the estates of our executive officers ten annual payments (of $90,000 for our CEO and $70,000 for Executive Vice Presidents) in the event of their death while employed by the company.

•      Annual Health Examination — We reimburse the executive for an annual comprehensive health examination at the Cooper Clinic (or similar clinic) for our CEO, Executive Vice Presidents and Senior Vice Presidents (with a cost estimated to be $5,000).

The Annual Health Examination benefit was not used by any executive, and was terminated by the Committee in 2018.  In addition, under Ms. Puckett’s employment agreement, we have agreed to reimburse:

•      up to 12 months of temporary housing expenses (not to exceed $3,000 per month) at a location proximate to one of the company’s significant business operations;

•      at her election, either (i) the reasonable moving and closing costs for the purchase of her new primary residence and sale of her current primary residence or (ii) half of the amount of any loss she incurs on the sale of her current primary personal residence, not to exceed $250,000, but only if she establishes a primary personal residence within 30 miles of one of the company’s primary business locations (or any other location mutually agreeable to the Committee and Ms. Puckett) during the first 24 months of her employment with the company; and

•                        up to $10,000 in legal fees incurred by her for review and negotiation of her employment agreement.

Ms. Puckett was reimbursed for her legal fees, but did not seek the other reimbursements described above.

Pension and Retirement

We have established an unfunded, non-qualified pension restoration plan (the “Restoration Pension Plan”), which we froze (as to new participants and benefit accrual based on continued service) on April 1, 2014.  Executives holding office prior to the freeze date are the only designated participants in our Restoration Pension Plan.  These pension benefits were designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan.

The annual pension benefit under the Restoration Pension Plan is largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years prior to April 1, 2014).  All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan.  There were no changes to the benefits provided to our named executive officers under our pension plans in 2017, although we amended the Restoration Pension Plan on October 11, 2016 to make discretionary the funding of a trust for the benefit of participants.  Further details about our pension plans are shown in the “Pension Benefits” section below.

Severance Arrangements—Generally

In 2017 we had four types of severance arrangements with our executive officers, each addressing or intended to address different employment and/or termination circumstances:

•                  our executive severance policy (the “Executive Severance Policy”);

•                  “change in control” severance agreement (the “CIC Agreements”);

•                  severance agreements with Messrs. Harrison and Munden (the “Severance Agreements”); and

•                  an employment agreement with our CEO (the “CEO Agreement”).

Severance Arrangements—Executive Severance Policy

In January 2015, we adopted an Executive Severance Policy applicable to corporate officers and certain other executive employees designated by the Committee.  The Executive Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as the CIC Agreements, Severance Agreements and CEO Agreement described below.  The Executive Severance Policy provides executives whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the applicable severance period (two years for our CEO and one year for all others) and (ii) subject to certain conditions, up to a year of contributions toward health care coverage.  In exchange, executives are required to deliver a full release to the company, and adhere to non-competition and non-solicitation covenants.  The Executive Severance Policy does not provide any acceleration of vesting for equity awards in the event of an executive’s termination.  The Executive Severance Policy can be amended upon six months’ notice by the Committee, and it terminates immediately prior to a change of control of the company.  The foregoing is merely a summary of the Executive Severance Policy, and is subject to the Severance Policy itself as filed January 30, 2015 on a Form 8-K with the SEC.

Severance Arrangements—CIC Agreements

The CIC Agreements are designed to allow us to attract and retain key talent by providing defined compensation in the event of a change in control.  The payout levels and other terms of the severance agreements are based on the Committee’s review of publicly available market data regarding severance agreements and prior iterations of these agreements. Our current form of CIC Agreement has been accepted by all of our officers.  The CIC Agreements provide that if, after a change in control, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment for “good reason,” then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the executive’s target-level bonus or incentive compensation, multiplied by 1.0 for vice presidents, 2.0 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.  The foregoing severance multiples were reduced by 0.5 for levels below CEO as a result of changes made in the form of CIC Agreement in 2015, but incumbent officers retained their earlier-awarded higher multiples (as reflected in the Potential Payments Upon Termination or Change in Control section below).  With respect to equity awards, the CIC Agreements provide that so long as such awards are assumed or replaced with equivalent awards by the acquirer, there will be no “single-trigger” acceleration of equity awards.  The foregoing is merely a summary of the most important changes to the CIC Agreements, and is subject to the revised CIC Agreement itself as filed March 19, 2015 on a Form 8-K with the SEC.

Pursuant to amendments dated February 1, 2018 (the “CIC Amendments”), the CIC Agreements with incumbent executive officers were amended to: (i) reduce to 2.0 the multiple of annual salary and bonus potentially payable as severance compensation to the president and any senior vice president or executive vice president, and (ii) reduce the acceleration of vesting (under applicable circumstances) of performance-based equity awards so that rather than full vesting acceleration on the applicable acceleration date, the awards vest pro-rata based on the period of employment from the grant date through the applicable acceleration date.  The foregoing is merely a summary of the most important changes to the CIC Amendments, and is subject to the revised CIC Amendment itself as filed February 2, 2018 on a Form 8-K with the SEC.

Severance Arrangements—Severance Agreements

The Severance Agreements were designed to promote the retention of key executives during our 2013 CEO transition, to allow our new CEO at the time to be able to rely on a stable base of executive leaders familiar with our business.  The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•      the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•      for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•      all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Severance Arrangements—CEO Agreement

Our CEO Agreement with Karen Puckett provides the following severance benefits in addition to the benefits Ms. Puckett has under the Executive Severance Policy and CIC Agreements:

•        she is also entitled to severance compensation if employment is terminated by her for good reason (as defined in the employment agreement);

•        the initial (inducement) restricted stock and option grants (but no subsequent grants) would vest one additional tranche upon a termination without cause or for good reason; and

•        she would receive severance compensation equal to two times then-current base salary for most terminations not connected to a change in control.

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract executive talent.  Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities.  Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte Hanks.  The value of these awards was generally determined by reference to market benchmarks for such positions, negotiation with the candidates, and pro-ration for the term of service.  As discussed above, Mr. Biro received equity awards in connection with his hiring, with the grant being sized as (and made in lieu of) any additional annual award for 2017.  The allocation for these awards among our typical award features generally followed the same allocation adopted by the Committee for executives of the same level.  Although Mr. Biro did not receive a sign-on bonus, in 2016 we did pay Mr. Lal a $200,000 sign-on bonus to offset the value of equity awards he was forfeiting at his prior employer to take employment with the company.

We also may grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment.  The only such discretionary grant applicable to 2017 was the retention bonus of $125,000 granted to Mr. Munden by the Committee in 2016 (and paid in early 2018) in respect of his continued service to the company through December 31, 2017.  Aside from this grant, no other discretionary retention or recognition grants were made to named executive officers in 2017.  Previously, in connection with our 2015 CEO transition, to ensure stability of senior leadership we offered retention bonuses to certain executive officers, including Messrs. Harrison and Munden, which provide for payment of a bonus of 25% of base salary if they remain employed by the company on July 1, 2016; payment of this bonus was made in 2016.  The retention and sign-on bonuses described above are reflected in column (d) of the Summary Compensation Table below.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives.  Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives.  In setting the various amounts and elements of 2017 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers.  The Committee did not establish any fixed formulas or ratios.  Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment.  We believe the total 2017 compensation we paid to each of our named executive officers was appropriate in relation to the other named executive officers, in light of their respective responsibilities, tenure and experience.

Stock Ownership Guidelines & Hedging Policies

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders.  Consistent with this philosophy, we have stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock.  Under these guidelines (revised in February 2018), a corporate officer must reach the minimum required level of common stock ownership no later than five years from commencement of employment (and sooner in some cases).  Officers promoted to a level with a higher minimum equity ownership level have three years to reach the higher level of ownership. The target ownership level (relative to base annual salary) is 500% for the CEO, 200% for executive vice presidents and senior vice presidents, and 100% for vice presidents.

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.”  For purposes of measuring compliance with these stock ownership guidelines, all common stock (including restricted stock units) owned by an executive officer is included.  Compliance with the target ownership level is measured by the greater of (i) the aggregate of the consideration paid for qualifying shares (but for unvested awards, the grant date value), or (ii) the result of multiplying the number of qualifying shares by the average closing price of the company’s Common Stock over the trailing 12 months.  Neither options nor performance awards are included in the compliance calculation.

If an officer has not previously met the minimum equity ownership level, the officer must retain half of the “net shares” related to any option exercise or vesting of restricted stock or performance awards.  “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock or performance awards.  If an executive officer has previously met the applicable target ownership level, then so long as such officer maintains the number of shares needed for compliance at that time, the officer will be deemed to be in compliance notwithstanding any stock price fluctuations.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis.  Although none of our executive officers have sold shares of the company’s stock during their tenure as executive officers, currently, none of our officers have met the holding requirements under the guidelines.  Ms. Puckett will have through September 2020, Mr. Grillo through October 2020, and Mr. Biro through November 2022 to establish compliance.

As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids officers from engaging in hedging activities with respect to our securities.

Clawback Policy

In February 2018, the Board adopted a clawback policy.  This policy formalized the company’s long-standing practice of including in award agreements (or other applicable documents which provide the terms of incentive compensation) a provision that makes such incentive compensation subject to forfeiture, reimbursement and/or recoupment in the event the company is required to prepare an accounting restatement of its financial statements due to the company’s material noncompliance with any financial reporting requirement under the securities laws.  Under the clawback policy, incentive compensation includes the following (provided that such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure):  annual bonuses/incentive plan awards and other short- and long-term cash incentives; stock options; stock appreciation rights; restricted stock awards and/or units; performance unit awards; and any other compensation designated as “Incentive Compensation” by the Committee at the time such compensation is made, granted or awarded.

Tax Deductibility of Executive Compensation

For tax years prior to 2018, §162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation over $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of §162(m) together with other factors relevant to our business needs.  We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation or other objectives.  The Committee does have discretion to design and use compensation elements that are not deductible under §162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.  The inducement awards made to Mr. Biro (and in 2015 to Ms. Puckett and Mr. Grillo, and in 2016 to Mr. Lal) will not qualify as deductible compensation to the extent they (or they cause aggregate compensation in the applicable year to) exceed $1 million.

Review of and Conclusion Regarding All Components of Executive Compensation

The Committee has reviewed all components of the named executive officers’ 2017 compensation, including salary, bonus, long-term equity incentive compensation, accumulated realized and unrealized equity compensation gains (and losses), the value to the executive and the cost to the company of all perquisites and other personal benefits and any payments that may be payable under their respective severance agreements due to termination of their employment or a change in control of the company. The Committee also notes that company financial performance has been unsatisfactory for some time, and that performance is further reflected in the company’s stock price and stockholder value.  Although the company’s compensation programs have not resulted in the desired improvements in company performance, the use of performance-based compensation has had the intended effect of reducing compensation for executive officers when stockholders suffer:  no equity-based performance awards have vested in the past six years, nor have any significant annual incentive plan bonuses been paid (and none in the past four years).  Likewise, the use of equity awards for a significant portion of executive officer compensation has subjected them to the same diminished value felt by stockholders.

The Committee, like the company’s executive officers, are challenged by the steep declines faced by the business.  Nevertheless, the company operates in an environment where there is competition for talent, and when executive officers take on additional responsibilities as they navigate a turn-around, providing meaningful compensation that serves to reward their efforts, if successful, is essential.   Based upon the Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain the executive talent needed for the challenging turn-around the company is facing.  The Committee also finds the named executive officers’ total compensation to be fair and reasonable for our circumstances, and consistent with the Committee’s and the company’s executive compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee*

Scott C. Key, Chair

Christopher M. Harte

Judy C. Odom

Alfred V. Tobia, Jr.

*Reflects the Compensation Committee from July 18, 2017 through June 14, 2018; see the information provided under the heading “Compensation Committee” above for a description of changes to the composition of the Compensation Committee in 2017 and 2018.

Equity Compensation Plan Information at Year-End 2017

The following table provides information as of the end of 2017 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2013 Plan and 2005 Omnibus Incentive Plan (“2005 Plan”), as well as the inducement awards granted to Ms. Puckett and Messrs. Biro, Grillo and Lal in connection with their hiring:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)

Equity compensation plans approved by security holders	407,066	$86.54	82,083

Equity compensation plans not approved by security holders (4)	219,738	$30.82	0

Total	626,804	$60.80	82,083

______________________

(1)       Consisting of outstanding options, restricted stock units and stock-denominated performance units.

(2)       The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted stock or performance restricted stock units, which have no exercise price.

(3)       Represents shares available under our 2013 Plan; shares available for issuance under our 2013 Plan may be issued pursuant to stock options, restricted stock, performance restricted stock units, common stock and other awards that may be established pursuant to the 2013 Plan.  No new options or securities may be granted under the 2005 Plan.

(4)       Consists of inducement awards made to Ms. Puckett and Messrs. Biro, Grillo and Lal in connection with their employment; the terms of these grants are consistent with the 2013 Plan.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2017, 2016 and 2015 by our named executive officers.  The amounts in column (i) are further described in the All Other Compensation table included below. None of the named executive officers received non-equity plan incentive compensation during the reporting period.

		Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
Karen Puckett (4)	2017	$694,261	$-	$1,749,987	$-	$-	$1,149	$2,445,396
President and	2016	$741,986	$-	$1,502,509	$-	$-	$23,860	$2,268,355
Chief Executive Officer	2015	$234,615	$-	$1,610,086	$577,115	$-	$88,657	$2,510,473
Jon Biro	2017	$49,808	$-	$420,000	$179,997	$-	$-	$649,805
Executive Vice President	2016	$-	$-	$-	$-	$-	$-	$-
and Chief Financial Officer	2015	$-	$-	$-	$-	$-	$-	$-
Robert Munden	2017	$374,635	$125,000	$225,409	$119,355	$22,590	$11,275	$878,263
Executive Vice President, CFO (1/17 to 11/17)	2016	$313,820	$79,175	$298,028	$-	$11,768	$17,088	$719,879
General Counsel & Secretary	2015	$316,731	$-	$296,803	$98,936	$-	$36,549	$749,019
Frank Grillo	2017	$361,931	$-	$163,930	$86,803	$-	$1,247	$613,910
Executive Vice President,	2016	$308,550	$-	$273,892	$-	$-	$13,433	$595,875
Chief Marketing Officer	2015	$51,923	$-	$55,976	$83,472	$-	$11,826	$203,197
Andrew Harrison	2017	$301,700	$-	$122,948	$65,103	$56,840	$11,714	$558,305
Executive Vice President, Human	2016	$298,595	$75,425	$298,028	$-	$29,200	$17,527	$718,775
Resources and Contact Centers	2015	$301,154	$2,000	$296,803	$98,936	$-	$38,001	$736,894
Shirish Lal (5)	2017	$411,700	$-	$286,897	$151,906	$-	$1,054	$851,557
Executive Vice President, Chief	2016	$323,980	$200,000	$338,759	$149,999	$-	$1,620	$1,014,358
Operating Officer & Chief Technology Officer	2015	$-	$-	$-	$-	$-	$-	$-

(1)     For Mr. Harrison in 2015, represents divisional anniversary bonus.  For 2016, represents a signing bonus for Mr. Lal, and retention bonuses for Messrs. Harrison and Munden.  For 2017, represents retention bonus for Mr. Munden (paid in 2018).

(2)     The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2017 included in our Form 10-K for the same period.  For performance based stock units the fair value assumed such awards vested based on probable outcome of the performance conditions as of the grant date.  For Ms. Puckett, 2014 amount reflects stock award made in respect of her service as an independent director, and in 2015 includes $59,993 for similar stock grants.

(3)     The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note H of our audited financial statements for the fiscal year ended December 31, 2017 included in our Form 10-K for the same period. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(4)     Ms. Puckett served as a director before her appointment as President and CEO effective September 14, 2015.

(5)     Mr. Lal resigned from the company effective January 31, 2018.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company 401(k) Plan Contributions	Restricted Stock Dividends (2)	Other (3)	Total
Karen Puckett	2017	$1,149	$-	$-	$-	$-	$1,149
	2016	$1,150	$3,975	$-	$18,735	$-	$23,860
	2015	$-	$5,300	$-	$23,357	$60,000	$88,657

Robert Munden	2017	$475	$-	$10,800	$-	$-	$11,275
	2016	$475	$2,925	$10,600	$3,088	$-	$17,088
	2015	$475	$11,700	$10,600	$13,774	$-	$36,549

Frank Grillo	2017	$767	$-	$480	$-	$-	$1,247
	2016	$767	$2,925	$8,624	$1,117	$-	$13,433
	2015	$-	$1,950	$8,759	$1,117	$-	$11,826

Andrew Harrison	2017	$914	$-	$10,800	$-	$-	$11,714
	2016	$914	$2,925	$10,600	$3,088	$-	$17,527
	2015	$914	$11,700	$10,600	$14,787	$-	$38,001

Shirish Lal	2017	$1,054	$-	$-	$-	$-	$1,054
	2016	$1,054	$566	$-	$-	$-	$1,620
	2015	$-	$-	$-	$-	$-	$-

(1)     Reflects annual premium paid by Harte Hanks for life insurance policies obtained in connection with providing salary continuation benefits to each of the named executive officers; see “Perquisites” included above in the CD&A.

(2)     Reflects dividends paid by Harte Hanks during the year on shares of restricted stock held by each of the named executive officers; such dividends are paid at the same rate as paid on other shares of common stock.

(3)     Amounts for Ms. Puckett include Board service fees of $50,000 earned during her tenure as an independent director, and reimbursement of $10,000 in legal fees incurred in connection with the negotiation of her employment agreement.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2017 to our named executive officers.  All equity awards described below were granted pursuant to our 2013 Plan, except for inducement awards made to Ms. Puckett and Messrs. Biro, Grillo and Lal in connection with their hiring.  Dividends are not paid in respect of restricted stock units, performance awards or stock options.  See “Potential Payments Upon Termination or Change in Control” below for other circumstance in which equity awards may vest.  Other than the amounts reported in the Summary Compensation Table above, there were no non-equity incentive plan awards granted in 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (2)	($) (3)
(a)	Type (1)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Karen Puckett	AIP	7/13/17	$ 186,475	$745,900	$ 1,491,800
	PSU(S)	7/14/17				21,127	21,127	42,253			$10.10	$426,755
	PSU(C)	7/14/17				36,629	36,629	109,887	-		$10.10	$1,109,859
	RSU	7/14/17							21,126		$10.10	$213,373

Jon Biro	Option	11/13/17								33,855 (4)	$10.00	$179,997
	RSU	11/13/17							24,000		$10.00	$240,000
	PSU(S)	11/13/17				7,200	7,200	18,000			$10.00	$180,000

Robert Munden	AIP	2/16/17	$ 61,263	$245,050	$ 490,100						-	-
	PSU(S)	6/23/17				3,098	3,098	7,746			$9.70	$75,136
	CSAR	6/23/17								23,239 (4)	$9.70	$119,355
	RSU	6/23/17							15,492		$9.70	$150,272

Frank Grillo	AIP	2/16/17	$ 61,263	$245,050	$ 490,100						-	-
	PSU(S)	6/23/17				2,253	2,253	5,633			$9.70	$54,640
	CSAR	6/23/17								16,901 (4)	$9.70	$86,803
	RSU	6/23/17							11,267		$9.70	$109,290

Andrew Harrison	AIP	2/16/17	$ 49,026	$196,105	$ 392,210
	PSU(S)	6/23/17				1,690	1,690	4,225			$9.70	$40,983
	CSAR	6/23/17								12,676 (4)	$9.70	$65,103
	RSU	6/23/17							8,450		$9.70	$81,965

Shirish Lal	AIP	2/16/17	$ 77,194	$308,775	$ 617,550						-	-
	PSU(S)	6/23/17				3,944	3,944	9,859			$9.70	$95,632
	CSAR	6/23/17								29,577 (4)	$9.70	$151,906
	RSU	6/23/17							19,718		$9.70	$191,265

(1)  Type of Award:  AIP = Annual Incentive Plan (cash); PSU(S) = Performance Award (unit settling in stock); RSU = Restricted Stock Unit Award (settling in stock); PSU(C) = Performance Award (unit settling in cash); Option = Stock Option; CSAR = Stock Appreciation Right (unit settling in cash); see Additional Analysis of Executive Compensation Elements—Long Term Incentive Awards above for more details.

(2)  The amount shown in column (k) is based upon the closing market price of our common stock on the grant date, as reported on the NYSE.

(3)  The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2017 included in our Form 10-K for the same period.

(4)  Options and CSARs were granted at exercise prices equal to the market value of our common stock on the grant date.  Options and CSARs expire on the tenth anniversary of the grant date and vest in four equal annual installments, one on each of the first four anniversary of the grant date.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2017 by our named executive officers.   Most of these equity awards were issued pursuant to the 2013 Plan, except for the initial grants made to Ms. Puckett and Messrs. Grillo and Lal, which were issued as inducement awards outside our stockholder-approved plans as permitted by NYSE regulations.   The 2013 Plan is filed as an exhibit to our Annual Report on Form 10-K, as are the award documents for the inducement awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (2)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Karen Puckett	43,368	43,368	(3)	$37.90	9/17/2025	258	(10)	$2,451	34,980	(19)	$332,310
						7,080	(11)	$67,260	26,109	(20)	$248,036
						12,334	(12)	$117,173	18,500	(21)	$175,750
						8,430	(13)	$80,085	42,253	(22)	$401,404
						21,126	(14)	$200,697	109,887	(23)	$1,043,927

Jon Biro	-	33,855	(4)	$10.00	11/13/2027	24,000	(15)	$228,000	18,000	(22)	$171,000

Robert Munden	4,000	-		$131.90	4/9/2020	773	(16)	$7,344	1,778	(24)	$16,891
	1,200	-		$123.10	2/5/2021	2,934	(12)	$27,873	3,778	(20)	$35,891
	2,800	-		$99.10	2/5/2022	1,719	(13)	$16,331	4,400	(21)	$41,800
	6,000	-		$72.50	9/18/2022	15,492	(14)	$147,174	7,746	(22)	$73,587
	3,455	1,152	(5)	$82.30	4/15/2024
	2,396	2,396	(6)	$76.80	4/15/2025
	-	23,239	(7)	$9.70	6/23/2027

Frank Grillo	5,065	5,065	(8)	$42.60	10/28/2025	438	(17)	$4,161	2,833	(20)	$26,914
	-	16,901	(7)	$9.70	6/23/2027	2,200	(12)	$20,900	3,300	(21)	$31,350
						1,289	(13)	$12,246	5,633	(22)	$53,514
						11,267	(14)	$107,037			$-

Andrew Harrison	400	-		$159.00	2/5/2018	773	(16)	$7,344	1,778	(24)	$16,891
	1,125	-		$60.40	2/5/2019	2,934	(12)	$27,873	3,778	(20)	$35,891
	1,200	-		$119.00	2/5/2020	1,719	(13)	$16,331	4,400	(21)	$41,800
	400	-		$123.10	2/5/2021	8,450	(14)	$80,275	4,225	(22)	$40,138
	800	-		$99.10	2/5/2022
	4,000	-		$72.50	9/18/2022
	3,455	1,152	(5)	$82.30	4/15/2024
	570	-		$77.60	2/5/2025
	2,396	2,396	(6)	$76.80	4/15/2025
	-	12,676	(7)	$9.70	6/23/2027

Shirish Lal	3,009	9,028	(9)	$28.50	3/16/2016	4,912	(18)	$46,664	4,121	(20)	$39,150
	-	29,577	(7)	$9.70	6/23/2027	19,718	(14)	$187,321	4,800	(21)	$45,600
	-	-		$-		-		$-	9,859	(22)	$93,661

___________

(1)	Based upon the closing market price of our common stock as of December 31, 2017 ($9.50), as reported on the NYSE.

(2)

In 2015, 2016 and 2017, our Compensation Committee awarded our executives performance-based stock units which are payable, if earned, in shares of common stock or cash.   The payout levels range from 0% to a maximum of 100% of the performance units granted.

(3)	These options vest in two equal annual installments on September 17 of 2018 - 2019.

(4)	These options vest in four equal annual installments on November 13 of 2018 - 2021.

(5)	These options vested on April 15 of 2018.

(6)	Half of these options vested on April 15, 2018; the remainder vest on April 15, 2019.

(7)	These SARs vest in four equal annual installments on June 23 of 2018 - 2021.

(8)	These options vest in two equal annual installments on October 28 of 2019 - 2020.

(9)	These options would have vested in three equal annual installments on March 16 of 2018 – 2020.

(10)	Restricted stock vested on February 5, 2018.

(11)	Restricted stock vests on September 17, 2018.

(12)	Half of this restricted stock vested on April 15, 2018; the remainder vests April 15, 2019.

(13)	One third of this phantom stock vested on April 15, 2018; the remainder vests in two equal annual installments on April 15 of 2019 – 2020.

(14)	Restricted stock unit vests in three equal annual installments on July 14 of 2018 – 2020.

(15)	Restricted unit stock vests in three equal annual installments on November 13 of 2018 – 2020.

(16)	Restricted stock vested on April 15, 2018.

(17)	Restricted stock vests on October 28, 2018.

(18)	Restricted stock would have vested in two installments on March 16 of 2018 – 2019.

(19)	Performance stock unit vests (payable in stock) February 15, 2019, subject to relative TSR performance conditions.

(20)	Performance stock unit vests (payable in cash) February 15, 2019, subject to revenue performance conditions.

(21)	Performance stock unit vests (payable in stock) February 15, 2018, subject to operating income performance conditions.

(22)	Performance stock unit would vest (payable in stock) February 15, 2020, subject to revenue and EBITDA performance conditions.

(23)	Performance stock unit would vest (payable in cash) February 15, 2020, subject to timely financial reporting performance conditions.

(24)	Performance stock unit would vest (payable in stock) February 15, 2018, subject to operating income performance conditions; conditions were not met, so no units vested.

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vesting during 2017, calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date.  Awards indicated as restricted stock are settled in shares, and awards indicated as phantom stock are settled in cash.

		Stock Awards
Name		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)		(d)	(e)
Karen Puckett	Restricted Stock	13,789	$149,284
	Phantom Stock	2,809	35,955

Jon Biro	Restricted Stock	-	-
	Phantom Stock	-	-

Robert Munden	Restricted Stock	2,896	37,069
	Phantom Stock	572	7,322
Frank Grillo	Restricted Stock	1,538	18,504
	Phantom Stock	429	5,491

Andrew Harrison	Restricted Stock	2,896	37,069
	Phantom Stock	572	7,322

Shirish Lal	Restricted Stock	2,456	35,612
	Phantom Stock	-	-

Pension Benefits—Restoration Pension Plan

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Restoration Pension Plan.  The Restoration Pension Plan is administered by a committee comprised of Messrs. Biro, Copeland, Harrison and Munden.

The purpose of this unfunded, non-qualified pension plan is to provide executives with the benefits they would receive if our qualified defined benefit plan (in which no current named executive participates) were not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under such plan not been frozen at December 31, 1998.  The Restoration Pension Plan was itself frozen to participation and benefit accruals as of April 1, 2014; all current participants—current or former executive officers—are fully vested.  Benefits accrued and vested after December 31, 2004 under the Restoration Pension Plan are subject to non-qualified deferred compensation rules under Section 409A of the Code.  The Restoration Pension Plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on April 1, 2014 that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security.  The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born).  For years after 2014 (the year of the Restoration Pension Plan freeze) and prior to the end of the 35-year period, the MTW from 2014 is used.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below:

A =   1.0 percent of the Average Monthly Compensation multiplied by the projected number of years of credited service at the Normal Retirement Date.

B =    0.65 percent of the Average Monthly Compensation in excess of 1/12 of Covered Compensation multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C =    Ratio of credited service at April 1, 2014 to projected credited service at the Normal Retirement Date.

D =    50 percent of Average Monthly Compensation.

Participants are eligible for early retirement upon attainment of age 55 if they are vested (as all current participants are).  The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as decreased by certain plan and Internal Revenue Service-prescribed early retirement factors.  We do not have a policy for granting extra years of credited service.  In the event of a change of control (as defined in the Restoration Benefit Plan), our then-current obligations may, in our discretion, be funded through the establishment of a trust fund.

The amounts reported in the following table equal the present value of the accumulated benefit through December 31, 2017 for our named executive officers under the Restoration Pension Plan based on the assumptions described in note (1); only Messrs. Harrison and Munden are participants in the Restoration Pension Plan. No executive officer received payments under the Restoration Pension Plan in 2017.

		Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)
Robert Munden	Restoration Benefit Plan	4.000	$145,449
Andrew Harrison	Restoration Benefit Plan	18.583	$347,493

(1)  The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2016.  The present value has been calculated using a discount rate of 3.67% and assuming the named executive officers will live and retire at the normal retirement age of 65 years.  For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations.  The mortality assumption is based on the RP2006 generational mortality tables projected using Scale MP2016.

Potential Payments Upon Termination or Change in Control

Payments Pursuant to Severance Agreements

In 2017 we had four types of severance arrangements with our executive officers, each addressing or intended to address different employment and/or termination circumstances:

•     the Executive Severance Policy;

•     the CIC Agreements;

•     Severance Agreements with Messrs. Harrison and Munden; and

•     CEO Agreement with Ms. Puckett.

Please see the descriptions of these arrangements under the heading “Severance Arrangements—Generally” above.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above under the heading “Pension Benefits – Restoration Pension Plan”. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2016.  None of our current named executive officers is eligible for early retirement.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above.  The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December 31, 2016.  The company pays for long-term disability insurance for all salaried employees, and the table below provides the estimated amounts payable to our named executive officers (or their guardians) if they had become eligible for payments under such policy on December 31, 2016.

Potential Termination and Change in Control Benefits

The following table illustrates an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios.  Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment.  The amounts shown assume that such event occurred as of December 31, 2017, and, therefore are estimates of the amounts that would have been paid to such executives upon such event.  Actual amounts to be paid can only be determined at the time of the event triggering the payment obligations.  No additional payments are required in the event of a termination for cause in connection with a change in control.  Mr. Lal resigned effective January 31, 2018, and no payments (other than for wages and benefits accrued prior to termination) were made.

The following table does not reflect the reduced amounts payable as a result of the CIC Amendments effected in February 2018; see “Severance Arrangements—CIC Agreements” above.

	No Change in Control			Change in Control
	Disability	Death	Termination Without Cause	No Termination (1)	Termination Without Cause or For Good Reason
Karen Puckett
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	1,242,998	-	-	-	-
Salary Continuation (2)	-	900,000	-	-	-
Cash Severance (3)	-	-	1,491,800	-	4,475,400
Health Benefits (3) (4)	-	-	29,294	-	42,576
Equity Vesting Acceleration (3) (5)	467,666	467,666	67,260	-	2,669,092
Estimated Total	$1,710,664	$1,367,666	$1,588,354	$-	$7,187,068
Jon Biro
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	2,239,494	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	350,000	-	700,000
Health Benefits (4)	-	-	19,422	-	52,127
Equity Vesting Acceleration (5)	228,000	228,000	-	-	399,000
Estimated Total	$2,467,494	$928,000	$369,422	$-	$1,151,127
Robert Munden
Retirement Benefits (6)	$145,449	$145,449	$145,449	$145,449	$145,449
Disability Benefits	2,379,827	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	565,500	-	1,555,125
Health Benefits (4)	-	-	22,834	-	42,576
Equity Vesting Acceleration (5)	198,721	198,721	198,721	-	366,890
Estimated Total	$2,723,997	$1,044,170	$932,504	$145,449	$2,110,040
Frank Grillo
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	2,171,458	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	377,000	-	1,244,100
Health Benefits (4)	-	-	4,525	-	22,332
Equity Vesting Acceleration (5)	144,343	144,343	-	-	256,120
Estimated Total	$2,315,801	$844,343	$381,525	$-	$1,522,552
Andrew Harrison
Retirement Benefits (6)	$347,493	$347,493	$347,493	$347,493	$347,493
Disability Benefits	2,542,805	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	452,550	-	1,244,513
Health Benefits (4)	-	-	21,965	-	42,468
Equity Vesting Acceleration (5)	131,822	131,822	131,822	-	395,314
Estimated Total	$3,022,120	$1,179,315	$953,830	$347,493	$2,029,788
Shirish Lal
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	2,449,405	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	411,700	-	1,440,950
Health Benefits (4)	-	-	14,647	-	42,576
Equity Vesting Acceleration (5)	233,985	233,985	-	-	412,395
Estimated Total	$2,683,390	$933,985	$426,347	$-	$1,895,921

(1)                Assumes equity awards are assumed or replaced with equivalents, as described under the terms of the CIC Agreements.

(2)                Sum of 10 annual payments payable to the executive’s estate in the event of such executive’s death while employed.

(3)                The non-change in control amounts are also payable if Ms. Puckett terminates for “good reason” as defined in her employment agreement.

(4)                Reflects the estimated payments to (i) partially offset the cost of 12-24 months (no change in control) or (ii) entirely offset the cost of 24 months of future premiums (change in control) under our health and welfare benefit plans.

(5)                Values are calculated based on the closing price of our common stock of $9.50 on December 31, 2017.

(6)                Reflects the estimated single sum present value of Restoration Pension Plan accumulated benefit as of December 31, 2017, which the officer would be entitled to receive upon reaching age 65.  Actual payments are made over time, not in a lump sum.  None of our named executive officers with this benefit have reached normal retirement age.  These amounts would also be payable in the event of termination with or without cause or voluntary resignation, provided that some or all of this amount is subject to clawback if, in the event of a “for cause” termination related to dishonest conduct, the Compensation Committee elects to deny vested retirement benefits under the Restoration Pension Plan.

Pay Ratio Disclosure

The SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s (not including our principal executive officer (“PEO”)) annual total compensation to the total annual compensation of the PEO, in our case Karen Puckett.  We employ people of all skills and education levels across multiple continents and economic regions.  Our employee population comprises, among others, strategists and consultants with advanced degrees, marketing and technology experts, experienced managers, back-office operations staff, and mail production and distribution staff.  Seventy percent of our employees worked in contact centers in the U.S. and the Philippines during 2017.  The composition of the employee population requires a broad variance of market-driven compensation rates and, accordingly, yields a wide ratio of PEO pay to that of the median employee.

The company is presenting the following information for 2017 as follows:

•     Median employee (other than PEO) total annual compensation:  $16,819.

•     Ms. Puckett (PEO) total annual compensation:  $2,445,396.

•     Based on this information, for 2017, the ratio of the annual total compensation of our PEO to the median employee’s annual total compensation was reasonably estimated to be 145.4 to 1.0.

In determining the median employee, we prepared a listing of all employees as of December 31, 2017, and total compensation for each employee for the annual period then ended. Wages and salaries were annualized for those employees who were not employed for the full year of 2017.  We selected the median employee from the annualized list by ranking the annual total compensation of all employees except for the PEO from lowest to highest and determining the median employee.  Once we identified the median employee, we aggregated the following 2017 compensation elements to determine comparative wages for the pay ratio:  salaries/wages, overtime, paid time off, bonus, and vesting equity awards.  For simplicity, the value of our 401(k) plan and medical benefits provided was excluded, as the median employee and the PEO were offered the same benefits, and we utilized the Internal Revenue Service safe harbor provision for 401(k) discrimination testing in 2017.  As of December 31, 2017, we employed 4,971 persons of which 3,483 were in our contact center operations.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors.  Currently, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time, and the Board has acted to change certain elements of director compensation as noted in “Establishing Director Compensation” below the table.

Element	Description	Amount

Annual Cash Retainer	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules	$40,000
Annual Equity Awards

•  For each calendar year, each independent director receives restricted stock units which vest in three equal annual installments beginning the first anniversary of the grant date

•  The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2013 Plan

•  These shares of restricted stock were granted pursuant to the 2013 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2013 Plan

		Shares equal to $70,000
Annual Retainer for Independent Chairman	Payable to the Chairman if the Chairman is an independent director; cash retainer paid in monthly installments; in addition to other amounts payable for service as a director	$50,000

Annual Cash	• Audit Committee Chair	$12,500

Retainer for Committee Chairs	• Compensation Committee Chair	$7,500
	• Governance Committee Chair	$5,500

Annual Equity Election In Lieu of Cash Fees

•  Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock

		Up to 100% of a director’s cash compensation

•  These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters; the number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2013 Plan

Other	• Non-management directors may also receive compensation from time to time for any service on special Board committees	As applicable
	• All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its committees

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors.  The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A.  The Compensation Committee did not appoint any subcommittees during 2017.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation.  From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters.  Our director compensation is structured predominantly based upon the results of such reviews, company performance, and the amount of time devoted to Board and committee meetings.  The Compensation Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In connection with Meridian’s 2017 engagement to review the company’s executive compensation programs, the Compensation Committee also requested that Meridian conduct a review and analysis of our compensation of non-employee directors and related policies, practices and trends. The Compensation Committee made its 2017 annual non-employee director compensation determinations, taking into account the results of Meridian’s review, analysis and recommendations, among other factors, and no changes were initially made from the then-current compensation program.  However, in August 2017, seven directors unilaterally waived all compensation for the remainder of the year.  In February 2018, the Compensation Committee considered ways to reduce and simplify target non-employee director compensation, and the Board adopted the new compensation structure reflected in the table above, which:

•     eliminated meeting fees (which had been a material driver of increased compensation in recent years);

•     reduced the cash retainer by $5,000;

•     increased the annual equity award by $10,000 to weight director compensation more heavily toward stock; and

•     reduced committee chair retainers by $2,500 each.

In July 2018, the Board acted to change the annual retainer for service as Board chairman from restricted stock units to cash.  The Board believes this overall compensation level is appropriate for the company’s circumstances and its need to attract and retain highly qualified Board candidates.

Director Stock Ownership Guidelines & Hedging Policy

We recently revised our Corporate Governance Principles and Stock Ownership Guidelines to increase the stock holding requirement expected of non-employee directors.  Non-employee directors are expected to hold five times the annual cash retainer amount (or $200,000) in company stock (an increase from three times the annual cash retainer amount, or $135,000, under prior compensation programs).  Employee directors are likewise subject to the Stock Ownership Guidelines, but as applicable to their management level rather than directorship. Currently, each of our directors other than Messrs. Breen, Keating and Reidy and Ms. O’Connell is in compliance with this policy (Mr. Keating has through 2022 to come into compliance, and Messrs. Breen and Reidy and Ms. O’Connell through 2023).  As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids directors from engaging in hedging activities with respect to our securities.

2017 Director Compensation for Non-Employee Directors

The following table shows 2017 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” column below also include compensation expense amounts from awards granted in prior years.  All fees were paid in cash, unless otherwise designated.

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($) (1)	($)
(a)	(b)	(c)	(f)
Stephen E. Carley (2)	$37,000	$59,995	$96,995
David L. Copeland	$51,917	$59,995	$111,912
William F. Farley (3)	$62,252	$59,995	$122,247
Christopher M. Harte (4)	$52,003	$109,991	$161,994
Melvin L. Keating	$31,125	$59,991	$91,116
Scott C. Key	$56,501	$59,995	$116,496
Judy C. Odom	$55,083	$59,995	$115,078
Alfred V. Tobia, Jr. (4)	$8,625	$59,991	$68,616

(1)                      Each of the independent directors was granted shares of restricted stock in 2016 with a grant date fair value of $60,000 (rounded down to the nearest whole share), computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2017 included in our Form 10-K for the same period.  Restricted stock awards are granted without consideration and vest in three equal annual installments beginning the first anniversary of the date of grant.

(2)                      Mr. Carley retired from the Board July 18, 2018; Mr. Carley’s unvested restricted stock was forfeited in connection with his retirement.

(3)                      Elected to receive 75% of all fees in the form of stock.

(4)                      Elected to receive all fees in the form of stock.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2017; none of our non-employee directors held stock options.

Name	Number of Outstanding Shares of Restricted Stock (#)	Total (#)
David L. Copeland	7,930	7,930
William F. Farley	7,930	7,930
Christopher M. Harte	12,784	12,784
Melvin L. Keating	6,382	6,382
Scott C. Key	7,930	7,930
Judy C. Odom	7,930	7,930
Alfred V. Tobia Jr.	6,382	6,382

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent registered public accounting firm (independent auditors).  The Audit Committee is comprised of four directors, currently Messrs. Farley (Chair), Harte, Keating and Key.  The Board has determined that (i) each of its members is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act, and (ii) that Messrs. Farley and Keating qualify as an audit committee financial expert under applicable federal securities laws.

The Audit Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent registered public accounting firm (or “independent auditors”), the company’s internal auditors and appropriate company financial personnel.  The Audit Committee also meets privately with the company’s independent auditors, and the company’s internal auditors.  The company’s independent auditors and its internal auditors have unrestricted access to the Audit Committee and can meet with the Audit Committee upon request.  In addition, the Audit Committee reviews the company’s financial statements and reports its recommendations to the full Board as required for approval and to authorize action.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting.  The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Audit Committee reviewed and discussed (i) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (ii) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (iii) the audited consolidated financial statements for the fiscal year ended December 31, 2017 (and the audit related thereto) with management, the company’s internal auditors and Deloitte & Touche LLP (“Deloitte”), and (iv) with management, the company’s internal auditors and Deloitte, management’s annual report on the company’s internal control over financial reporting and Deloitte’s audit report.

The Audit Committee has also discussed with Deloitte (and as appropriate KPMG LLP (“KPMG”), the company’s independent auditor for 2015 and prior periods), all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the PCAOB.

Deloitte provided to the Audit Committee the written disclosures and the letter provided by applicable requirements of the PCAOB concerning independence.  The Audit Committee discussed with Deloitte its independence from the company. When considering Deloitte’s independence, the Audit Committee reviewed the services Deloitte provided to the company that were not in connection with its audit of the company’s consolidated financial statements.  These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q.  The Audit Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Deloitte.  In addition, when considering Deloitte’s independence, the Audit Committee considered any fees received by the company from Deloitte.

Based on these activities, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for the same period.

Audit Committee
William F. Farley, Chair
Christopher M. Harte*
Melvin L. Keating
Scott C. Key*

*Such directors resigned from the Board effective June 15, 2018; see disclosures under the heading “Board of Directors and Board Committees” above for more information regarding the composition of the Audit Committee.

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by our independent auditors or fees payable for professional services in or related to 2016 and 2017.

	2016	2017
Audit Fees (1)	$2,000,000	$1,600,000
Audit Related Fees (2)	17,500	0
Tax Fees (relating to state, federal and international tax matters)	171,226	66,686
All Other Fees	2,132	1,875
Total	$2,190,858	$1,668,561

(1)                   Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)                  Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2016 and 2017.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee pre-approves all permitted non-audit services to be performed for Harte Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that such subcommittee’s preapproval decisions are presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class I Directors

We currently have eight directors serving on our Board, divided into three classes, each of which is elected for a three-year term.  One class of directors is elected each year at our annual meeting of stockholders.  The current terms of our Class I directors expire at the Annual Meeting.  The Class I directors elected at the Annual Meeting will be elected to serve a term ending (i) at our 2021 annual meeting of stockholders, or (ii) if the Certificate of Amendment to our Certificate of Incorporation is approved by our stockholders pursuant to Proposal III, at our 2019 annual meeting of stockholders (and, in each case foregoing, until their successors are duly elected and qualified, or their earlier death, resignation or removal).

The nominees for Class I directors are (1) David L. Copeland, (2) Maureen E. O’Connell, and (3) Martin F. Reidy, each of whom is a currently serving as a director.  Ms. O’Connell additionally chairs our Compensation Committee, on which Mr. Reidy serves as a member.  Each nominee has indicated his or her willingness to serve as a director if elected.  If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may reduce the size of the Board or designate a substitute to fill the vacancy.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.”  Our Board believes each of the nominees possess the necessary experience, qualifications, attributes and skills to provide significant value to Harte Hanks.

The accompanying proxy card will not be voted for anyone other than the Board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the accompanying proxy card will vote to elect the Board’s nominees unless, by marking the appropriate space on the proxy card, the stockholder instructs that he, she or it withholds authority from the proxy holder to vote.

Board Recommendation on Proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF OUR CLASS I DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD.

The management proxy holders will vote all duly submitted proxies FOR election of all of our Class I director nominees named on the enclosed proxy card unless duly instructed otherwise.

PROPOSAL II

ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

Say-on-Pay

Pursuant to the SEC proxy rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and related tables and disclosure (commonly referred to as “say-on-pay”).  Our Board recognizes the interest our investors have in the compensation of our executives, and how our company manages compensation in light of business needs and market expectations.  Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders of Harte Hanks, Inc. approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

Board Recommendation on Proposal

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide strong alignment between executive pay and performance, and to focus executives on making decisions that enhance our stockholder value in both the short and long term.  Executives are compensated in a manner consistent with our strategy, competitive practices, stockholder interest alignment, and the Compensation Committee’s view of evolving compensation governance standards.  Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.  The Compensation Committee monitors our compensation policies and decisions to ensure that they are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a challenging and competitive environment.  The Compensation Committee of the Board seeks to provide target compensation for executive officers at approximately the 50th percentile of our peer group (even though for some of our executives some or all elements are well below this target), and has designed our executive compensation and benefit programs to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals.

As mentioned in the Compensation Discussion and Analysis, the Board notes that company financial performance has been unsatisfactory for some time, and that performance is further reflected in the company’s stock price and stockholder value.  Although the company’s compensation programs have not resulted in improved company performance, the use of performance-based compensation has had the intended effect of reducing compensation for executive officers when stockholders suffer:  no equity-based performance awards have vested in the past six years, nor have any significant annual incentive plan bonuses been paid (and none in the past four years).  Likewise, the use of equity awards for a significant portion of executive officer compensation has subjected them to the same diminished value felt by stockholders.

The Board, like the company’s executive officers, are challenged by the steep declines faced by the business.  Nevertheless, the company operates in an environment where there is competition for talent, and when executive officers take on additional responsibilities as they navigate a turn-around, providing meaningful compensation that serves to reward their efforts, if successful, is essential.   The Board’s Compensation Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain the executive talent needed for the challenging turn-around the company is facing.  The Board’s Compensation Committee also finds the named executive officers’ total compensation to be fair and reasonable for our circumstances, and consistent with the company’s executive compensation philosophy.

Responding to stockholder concerns regarding executive and Board compensation, the Company took the following actions:

•     Each director other than Mr. Keating waived all compensation for Board service for the last four months of 2017, and Mr. Key waived his compensation for 2018 as well.

•     Ms. Puckett received common stock in lieu of cash for 20% of her base salary for the last four months of 2017.

•     Cut non-employee director compensation significantly for 2018 by:

o    by eliminated meeting fees;

o    reducing annual cash annual retainer to $40,000 (from $45,000); and

o    reducing each committee chair retainer by $2,500.

•     Increased annual equity awards for 2018 to $70,000 (from $60,000) to reinforce alignment with stockholders.

•     In February 2018, reduced Ms. Puckett’s 2018 base salary by 35% to $485,000, and removed her participation in the Company’s cash annual incentive plan for 2018 performance.

•     In February 2018, amended the severance agreements with its executive officers (which provide benefits in connection with certain “change in control” transactions) to:

o    reduce to 2.0 the multiple of annual salary and bonus potentially payable as severance compensation to the president and any senior vice president or executive vice president; and

o    reduce the acceleration of vesting (under applicable circumstances) of performance-based equity awards so that rather than full vesting acceleration on the applicable acceleration date, the awards vest pro-rata based on the period of employment from the grant date through the applicable acceleration date.

•     Replaced the entire Compensation Committee in June 2018, and its new members will draw from recent and relevant industry experience as they implement new compensation policies.

Board Recommendation on Proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL (ON A NON-BINDING ADVISORY BASIS) OF OUR NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RESOLUTION ABOVE.

The management proxy holders will vote all duly submitted proxies FOR the approval (on a non-binding advisory basis) of our named executive officer compensation disclosed in this proxy statement pursuant to the resolution above unless duly instructed otherwise.

PROPOSAL III

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Board is submitting for consideration by our stockholders an amendment to our Certificate of Incorporation (the “Certificate of Amendment”) to effect a declassification of our Board such that all members of our Board shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders. The company’s current Certificate of Incorporation divides the Board into three classes that are elected by class for three-year terms. Our Certificate of Incorporation and applicable rules of the NYSE contemplate that the number of directors in each class will be as nearly equal in number as possible. If this Proposal III is approved by our stockholders, the Certificate of Incorporation will be amended by making the additions and deletions related to the classification and election of the Board shown in the text of the form of Certificate of Amendment attached hereto as Appendix A.

If this Proposal III is approved by stockholders at the Annual Meeting, the current classified Board will be declassified as follows:

•  Class I directors who are elected at the Annual Meeting will serve out a one-year term, and they, or any successors, will stand for election to a one-year term at our 2019 annual meeting of stockholders;

•  Class II directors will serve out their current terms expiring at our 2019 annual meeting of stockholders, and they, or any successors, will stand for election to a one-year term at our 2019 annual meeting of stockholders; and

•  Pursuant to the Cooperation Agreement, dated as of May 17, 2018 (filed with SEC on our Current Report on Form 8-K dated May 18, 2018), Class III directors will resign from their positions as Class III directors immediately following the Annual Meeting, and shall immediately thereafter be appointed by the Board to serve until the 2019 annual meeting of stockholders, and they, or any successors, will stand for election to a one-year term at our 2019 annual meeting of stockholders.

If approved, the proposed Certificate of Amendment would not change:

•  the present number of directors;

•  the Board’s authority to change that number and to fill any vacancies or newly-created directorships; or

•  provisions in our Certificate of Incorporation stating that at all times directors are elected to serve for their respective terms or until their successors have been duly elected and qualified.

This Proposal III is a result of ongoing review of corporate governance matters by the Governance Committee and the entire Board. In evaluating the current classified board structure, the Governance Committee considered arguments on both sides of the issue, including the opinion of major stockholders of the company and views of commentators, and recommended to the Board the declassification described above, which recommendation was approved by the Board.

If this Proposal III is approved by our stockholders, the Board declassification described above will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which would reflect the additions and deletions set forth in the form of Certificate of Amendment attached hereto as Appendix A. Harte Hanks would cause the filing of the Certificate of Amendment to occur promptly after it is determined that the proposed amendments to our Certificate of Incorporation have been approved by the requisite vote of stockholders at the Annual Meeting.

This Proposal III to amend our Certificate of Incorporation to declassify the current classified Board over a one-year period will be approved if it receives the affirmative vote of the holders of at least 66 2/3% of the company’s issued and outstanding voting stock at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will have the effect of a vote “Against” this Proposal III. If this Proposal III is not approved by our stockholders, then the Board will remain classified and directors elected at the Annual Meeting will remain Class I directors with three-year terms expiring at our 2021 annual meeting of stockholders.

Board Recommendation on Proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A DECLASSIFICATION OF THE BOARD OF DIRECTORS.

The management proxy holders will vote all duly submitted proxies FOR the amendment of our Amended and Restated Certificate of Incorporation to effect a declassification of the Board of Directors unless duly instructed otherwise.

PROPOSAL IV

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal

In accordance with its charter, the Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as Harte Hanks’ independent registered public accounting firm to audit our consolidated financial statements for fiscal 2018 and to render other services required of them. The Board is submitting the selection of Deloitte for ratification at the Annual Meeting.  Representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Change of Independent Registered Public Accounting Firm

As previously reported on our Current Report on Form 8-K dated April 6, 2016, the Audit Committee (i) dismissed KPMG LLP (“KPMG”) as our independent registered public accounting firm and (ii) approved Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016, effective April 4, 2016.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 4, 2016, there were no: (a) disagreements between Harte Hanks and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (b) reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the consolidated financial statements of Harte Hanks and its subsidiaries as of and for the fiscal years ended December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as described in the following paragraph.  The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as described in the following paragraph.

KPMG’s report on the consolidated financial statements of Harte Hanks and its subsidiaries as of and for the years ended December 31, 2015 and 2014, contained a separate paragraph stating that “As discussed in Note A to the consolidated financial statements, Harte Hanks, Inc. has changed its method of accounting for deferred income taxes effective January 1, 2014 due to the adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes.”  KPMG’s report on the effectiveness of internal control over financial reporting as of December 31, 2015 contained a separate paragraph stating that “Harte Hanks, Inc. acquired 3Q Digital, Inc. during 2015, and management excluded from its assessment of the effectiveness of Harte Hanks, Inc.’s internal control over financial reporting as of December 31, 2015, 3Q Digital, Inc.’s internal control over financial reporting associated with total assets of $7.0 million and total revenues of $17.9 million included in the consolidated financial statements of Harte Hanks, Inc. and subsidiaries as of, and for, the year ended December 31, 2015.  Our audit of internal control over financial reporting of Harte Hanks, Inc. also excluded an evaluation of the internal control over financial reporting of 3Q Digital, Inc.”

During Harte Hanks’ two most recent fiscal years ended December 31, 2015 and 2014, and through April 4, 2016, neither the company nor anyone acting on its behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Harte Hanks’ financial statements, and neither a written report nor oral advice was provided that Deloitte concluded was an important factor considered by Harte Hanks in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

In accordance with Instruction 2 to Item 304 of Regulation S-K (“Instruction 2”), the company provided each of KPMG and Deloitte with a copy of the disclosures it is making in this proxy statement in response to Item 9A of Schedule 14A prior to the filing of this proxy statement.   During the ten business days following the company’s delivery of the disclosures to KPMG and Deloitte, neither of them indicated that they believe the statements in the disclosures are incorrect or incomplete, nor did they provide any written statement to be included in this proxy statement as described in Instruction 2.

Selection of Independent Registered Public Accounting Firm

The submission of this matter for ratification by stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission provides an opportunity for stockholders to give direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace our independent registered public accounting firm. Ratification by the stockholders of the selection of Deloitte does not limit the authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm at any time during the year or thereafter, and the failure to gain such ratification does not limit the Audit Committee’s authority to retain Deloitte.

Board Recommendation on Proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE AS HARTE HANKS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018.

The management proxy holders will vote all duly submitted proxies FOR the ratification of the selection of Deloitte as Harte Hanks’ independent registered public accounting firm for the fiscal year ended December 31, 2018 unless duly instructed otherwise.

PROPOSAL V

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF

THE COMPANY’S AMENDED AND RESTATED  2013 OMNIBUS INCENTIVE PLAN

The Board is asking stockholders to approve an amendment and restatement of the company’s 2013 Omnibus Incentive Plan (the “Amended Plan”).  Our Board approved the Amended Plan, subject to stockholder approval.

Stockholder approval of the Amended Plan is being sought in order to (i) meet New York Stock Exchange listing requirements on account of the request to increase the number of shares authorized for issuance under the Amended Plan, (ii) extend the term of the Amended Plan to August 15, 2028, (iii) establish a limit on annual compensation of non-employee directors and (iv) allow incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

The principal changes included in the Amended Plan are:

•     Increase the number of shares of company common stock (“Common Stock”) available for awards under the Amended Plan by 400,000 shares.

•     Provide that shares of Common Stock that are delivered by the participant or withheld by the company upon the exercise or payment of any award under the Amended Plan to pay the exercise price or tax withholding on any such award are not again available for grants awards under the Amended Plan.

•     Provide that the full number of shares subject to a stock appreciation right (SAR) will be considered issued under the Amended Plan regardless of the number of shares actually issued upon settlement.

•     Clarify that awards designated as paid in cash will not counted against share or award limits under the Amended Plan.

•     Implement certain award limitations, including (i) the maximum number of shares subject to awards granted to any employee or consultant in any fiscal year shall not exceed 150,000 shares in the aggregate, and (ii) the maximum grant date value of shares subject to awards granted to any non-employee director during any fiscal year, taken together with any cash fees, is $250,000.

•     Provide that no option or SAR may be repriced or canceled in exchange for an option or SAR with an exercise price that is less than the exercise price of the original option or SAR, cash, Common Stock or other securities.

•     Implement a one-year minimum vesting requirement for awards granted under the Amended Plan.

•     Provide that SARs may not be exercisable for a period of more than 10 years from the date of grant, and that SARs may be settled in cash or in shares of Common Stock.

•     Lengthen the time that Options and SARs are exercisable after a participant’s termination other than due to death, disability or for cause by the company from 90 days to 120 days, unless otherwise set forth in a written agreement between the company and a participant.

•     Provide that adjustments in the event of a change in capital structure may be made to performance criteria or other terms and conditions as the Compensation Committee of the Board of Directors (the “Compensation Committee”) or Board deems appropriate.

•     Restrict the events constituting a change of control under the Amended Plan and the treatment of awards upon a change of control.

•     Provided that awards under the Amended Plan are subject to any applicable clawback, recoupment, share trading and other policies implemented by the Board.

•     Clarify that the Compensation Committee or Board may amend awards in a manner that does not materially impair any rights or obligations previously granted to a participant without the participant’s consent unless the right has been reserved in the Amended Plan or the applicable award agreement.

•     Make amendments to reflect changes to Section 162(m) of the Code made by the Tax Cuts and Jobs Act enacted in December 2017.  Specifically, the Tax Cuts and Jobs Act generally eliminated the performance-based compensation exception under Section 162(m) of the Code.  The Amended Plan continues to provide for the grant of performance-based awards and continues to include per participant limits on the number of shares that may be subject to awards granted annually.  However, the Amended Plan does not include certain procedural requirements that were necessary for performance-based awards to satisfy the performance-based compensation exception under Section 162(m) of the Code.

•     Extend the terms of the Amended Plan to August 15, 2028.

•     Make other appropriate or administrative changes.

The proposed Amended Plan is set forth as Appendix B to this Proxy Statement.  The discussion of the Amended Plan that follows is intended to provide only a summary of the principal features of the Amended Plan and is in all respects qualified by, and subject to, the actual terms and provisions of the attached Amended Plan.

The effective date of the Amended Plan will be the date on which the stockholders approve the Amended Plan, which is expected to be August 16, 2018.  If our stockholders approve the Amended Plan, awards granted on or after August 16, 2018 will be governed by the terms of the Amended Plan.  Awards previously granted under the 2013 Omnibus Incentive Plan will continue to be governed by the applicable terms of the 2013 Omnibus Incentive Plan and award agreements, and the Compensation Committee or the Board will administer such awards in accordance with the 2013 Omnibus Incentive Plan, without giving effect to the amendments made pursuant to the Amended Plan.  If our stockholders do not approve the Amended Plan, the changes described below and the increase in shares available for issuance under the Amended Plan will not be given effect, and the 2013 Omnibus Incentive Plan will remain in effect according to its terms.

DETERMINATION OF SHARES TO BE AVAILABLE FOR ISSUANCE

If this Proposal V is approved by our stockholders at the Annual Meeting, subject to adjustments set forth in the Amended Plan and summarized below under “Calculation of Shares Granted and Available for Grant” and “Change in Capital Structure; Change in Control,” the maximum aggregate number of shares of our Common Stock that may be issued pursuant to awards granted under the Amended Plan on or after the effective date of the Amended Plan is 553,673, which is calculated as follows: (i) 400,000 shares of Common Stock, plus (ii) 153,673 shares of Common Stock, which is the number of shares of Common Stock that remained available for awards under the 2013 Omnibus Incentive Plan as of June 15, 2018 (the “Rollover Shares”).  The number of Rollover Shares shall be reduced by the number of shares subject to awards that are granted under the 2013 Omnibus Incentive Plan after June 15, 2018 and before the effective date of the Amended Plan.  In addition, shares of Common Stock subject to outstanding awards under the 2013 Omnibus Incentive Plan immediately before the effective date of the Amended Plan which terminate, expire, or are cancelled, forfeited, exchanged or surrendered without have been exercised, vested or paid, will also be available for grant under the Amended Plan (as they are currently under the 2013 Omnibus Incentive Plan), subject to the limitations therein.

The number of shares of Common Stock reserved for issuance under the Amended Plan with respect to awards granted on or after the effective date of the Amended Plan will be reduced on a one-for-one basis for each share of Common Stock issued under the Amended Plan.

The Board believes an increase in the maximum number of shares that may be issued under the Amended Plan by 400,000 shares will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy and to allow for growth.  When deciding on the number of shares to be available for awards under the Amended Plan, the Board considered a number of factors, including:

•     the number of shares available under the 2013 Omnibus Incentive Plan;

•     the number of shares needed for future awards in light of

•     the company’s turnaround situation,

•     the company’s hiring and retention needs, and

•     and the Board’s desire to provide a higher proportion of equity compensation to executives and key employees to align their interests with stockholders;

•     a dilution analysis, including an assessment of the large quantity of out-of-the money options and other awards that have lost most of their value or are otherwise unlikely to vest;

•     the increased proportion of director compensation in the form of equity awards;

•     the effects of proposed award limitations on the size of the share reserve needed;

•     the company’s past share usage (referred to as “burn rate”), and the fact that virtually all stock options issued have an exercise price well in excess of the current price of our Common Stock;

•     competitive data from relevant peer companies;

•     the current and future accounting expenses associated with our equity award practices; and

•     input from our stockholders.

Dilution Analysis

As of June 15, 2018, our capital structure consisted of 6,254,266 shares of Common Stock outstanding, and 9,926 shares of Series A Convertible Preferred Stock (convertible into 1,001,658 shares of Common Stock).  As of June 15, 2018, there were 153,673 shares of Common Stock remaining available for grant of awards under the 2013 Omnibus Incentive Plan. The proposed share authorization is a request for 400,000 new shares of Common Stock to be available for issuance pursuant to awards under the Amended Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of Common Stock and our request for 400,000 new shares of Common Stock to be available for awards under the Amended Plan, for a total of 553,673 shares to be available for awards under the Amended Plan. Note that the number of Rollover Shares shall be reduced by the number of shares subject to awards that are granted under the 2013 Omnibus Incentive Plan after June 15, 2018 and before the effective date of the Amended Plan. The 553,673 shares of Common Stock represent approximately 6.6% of fully diluted shares of Common Stock, including all shares that will be authorized under the Amended Plan, as described in the table below. The Board believes that this number of shares of Common Stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, and that equity awards are an important component of our equity compensation program.

Potential Overhang with 400,000 New Shares

Stock Options Outstanding as of June 15, 2018 (1)	281,014
Weighted Average Exercise Price of Stock Options Outstanding as of June 15, 2018	$58.75
Weighted Average Remaining Term of Stock Options Outstanding as of June 15, 2018	1.94 years
Outstanding Full Value Awards as of June 15, 2018 (2)	272,571
Total Equity Awards Outstanding as of June 15, 2018 (3)	553,585
Shares Available for Grant under the 2013 Omnibus Incentive Plan as of June 15, 2018	153,673
New Shares Requested under the Amended Plan	400,000
Total Shares Requested under the Amended Plan(4)	553,673
Total Potential Overhang under the Amended Plan (and all predecessor and other equity compensation plans or agreements)	1,107,258
Shares of Common Stock Outstanding as of June 15, 2018	6,254,266
Shares of Common Stock Issuable upon Conversion of Outstanding Series A Convertible Preferred Stock	1,001,658
Fully Diluted Shares of Common Stock (5)	8,351,259
Potential Dilution of 553,673 shares as a Percentage of Fully Diluted Shares of Common Stock	6.6%

_____________

(1)   Includes (i) 39,967 stock options granted under the company’s 2013 Omnibus Incentive Plan, for which all underlying shares could again become available for issuance under the Amended Plan and (ii) (X) 110,326 stock options granted under the company’s 2005 Omnibus Incentive Plan, and (Y) 130,722 stock options granted pursuant to employment inducement award agreements, for which no underlying shares are eligible for issuance under the Amended Plan.

(2)   Includes the number of shares subject to the following outstanding awards under the 2013 Omnibus Incentive Plan:  time-based restricted stock awards—11,923 shares; time-based restricted stock unit awards—84,285 shares; and performance share unit awards, assuming maximum performance— 91,865 shares, for which all underlying shares could again become available for issuance under the Amended Plan.  Also includes the number of shares subject to the following outstanding employment inducement awards, for which no underlying shares are eligible for issuance under the Amended Plan: time-based restricted stock awards—7,518 shares; time-based restricted stock unit awards—24,000 shares; and performance share unit awards, assuming maximum performance—52,980 shares.  All such foregoing performance awards are currently unearned.

(3)   Excludes awards under the 2013 Omnibus Incentive Plan which settle only in cash, which includes the following as of June 15, 2018:  57,041 stock appreciation rights (SARs); 61,341 restricted stock units (Phantom Stock), and 146,385 performance awards units.

(4)   The Total Shares Requested under the Amended Plan includes (i) new 400,000 new shares requested, plus (ii) 153,673 shares that remained available for awards under the 2013 Omnibus Incentive Plan as of June 15, 2018.

(5)   The “Fully Diluted Shares of Common Stock” in the foregoing table consists of the “Shares of Common Stock Outstanding as of June 15, 2018” plus the “Total Potential Overhang under the Amended Plan” described in the foregoing table, plus the shares of Common Stock issuable upon conversion of the outstanding Series A Convertible Preferred Stock, minus all outstanding restricted stock awards (which are already included in the number of Shares of Common Stock Outstanding as of June 15, 2018).

Based on our current equity award practices, the Board estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately two to three years, in amounts determined appropriate by the Compensation Committee or the Board, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of the Common Stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

The Board believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of officers and other employees who are selected to receive awards with those of our stockholders.  The Amended Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain officers and other employees who we expect will contribute to our financial success.  The Board believes that awards granted pursuant to the Amended Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of Common Stock be authorized for issuance under the Amended Plan.

DESCRIPTION OF THE AMENDED PLAN

The following is a brief description of the material features of the Amended Plan. This description is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is attached to this Proxy Statement as Annex 1.

Purposes

Principal purposes of the Amended Plan include creating a plan that will allow the company to continue to:

•     provide employees, directors and consultants selected for participation (the “Participants”) with added incentives to continue in service to the company;

•     create in Participants a more direct interest in the future success of the operations of the company by relating incentive compensation to the achievement of long-term corporate economic objectives; and

•     attract, retain and motivate Participants by providing them an equity investment in the company.

Types of Awards

Under the Amended Plan, several types of awards (collectively, “Awards”) can be made, including: non-qualified stock options and incentive stock options (collectively referred to as “Stock Options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, Common Stock, dividend equivalents, performance-based grants or any of the above-listed equity Awards, or any other Award established pursuant to the Amended Plan that may be granted under the Amended Plan.

•     Stock Options:  rights to purchase a specified number of shares of Common Stock at a specified price for a given term. Stock Options may be: (a) incentive stock options (“ISOs”), which are intended to meet the requirements of Section 422 of the Code, and as such, offer certain beneficial tax treatment to Participants as described below; and (b) non-qualified stock options, which do not meet the requirements of Section 422 of the Code.

•     Stock Appreciation Rights:  rights to receive payment from the company equal to the difference between the Fair Market Value (described further below) of one or more shares of Common Stock and the exercise price of the SAR. If awarded, SARs will be paid out in cash or shares of Common Stock.

•     Restricted Stock:  grants of Common Stock that are subject to substantial risk of forfeiture until certain conditions or restrictions on vesting or transferability lapse.

•     Restricted Stock Units:  rights to receive payment on a future date from the company for the value of Common Stock in the form of Common Stock or cash.

•     Director Common Stock:  grants of Common Stock to non-employee directors in lieu of cash compensation.

•     Dividend Equivalents:  rights to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock.

•     Performance Award:  grants payable in cash, Common Stock or another form of Award based upon the achievement of specified performance targets.

•     Common Stock:  grants of Common Stock that are not subject to transfer or forfeiture restrictions.

Administration

The Amended Plan may be administered by the Board or a committee of the Board. The Compensation Committee, comprised entirely of non-employee directors, will administer the Amended Plan. The Compensation Committee has broad powers to administer and interpret the Amended Plan, including the authority to select the Participants, determine the amount and type of Awards to Participants, prescribe terms and conditions not otherwise specified by the Amended Plan for each Award, and amend or modify the terms and conditions of any Award, including accelerating vesting and waiving forfeiture restrictions. The Board must administer the Amended Plan with respect to any Awards to non-employee directors, and references to the Compensation Committee in this summary shall refer to the Board, as applicable. The Compensation Committee may delegate some of its authority to one or more members of the Compensation Committee, the Board or the company’s officers. Additionally, the Board has the right to terminate the Amended Plan before its termination date. However, none of the above actions may adversely affect the rights or obligations of any Participant’s outstanding Awards without that particular Participant’s consent.

Eligibility and Participation

At its discretion, the Compensation Committee may grant Awards to employees, non-employee directors and consultants of the company and its subsidiaries. As of June 15, 2018, approximately 3,000 employees, 25 consultants and seven non-employee directors were eligible to participate in the 2013 Omnibus Incentive Plan.

Calculation of Shares Granted and Available for Grant

Shares of Common Stock that are issued pursuant to the grant or exercise of Awards will reduce the number of shares remaining available for future issuance under the Amended Plan. If an Award granted under the Amended Plan expires, terminates, or is forfeited, cancelled exchanged or surrendered, as applicable, the shares underlying the Award will again be available for grant under the Amended Plan. Shares of Common Stock used to pay the exercise price of any Stock Options or to satisfy tax withholding obligations will not again be available for issuance under the Amended Plan. If this Proposal V is approved by our stockholders at the Annual Meeting, subject to adjustments described below, the maximum aggregate number of shares of our Common Stock that will be reserved for issuance under the Amended Plan is 553,673 shares, which is calculated as follows: (i) 400,000 shares of Common Stock, plus (ii) 153,673 shares of Common Stock, which is the number of shares of Common Stock that remained available for awards under the 2013 Omnibus Incentive Plan as of June 15, 2018.  In addition, if an award granted under the 2013 Omnibus Incentive Plan expires, terminates, or is forfeited, cancelled exchanged or surrendered without having been exercised, vested or paid, as applicable, the shares underlying the award will again be available for grant under the Amended Plan (subject to the limitations therein). The maximum number of shares of Common Stock reserved for issuance under the Amended Plan may be increased by approval of the Board and the stockholders.

Award Limitations

No employee or consultant shall be granted Awards covering, in the aggregate, more than 150,000 shares of Common Stock, in any fiscal year.

No ISOs will be granted to non-employee directors or to consultants.

The grant date value of shares of Common Stock subject to Awards granted to any single non-employee director during any fiscal year (including cash fees paid in shares of Common Stock), along with the value of any cash fees, will not exceed $250,000 in total value.

Fair Market Value

For purposes of the Amended Plan, the “Fair Market Value” of a share of Common Stock is equal to the closing price on the NYSE of a share of Common Stock on the last trading day prior to the date in question, except that for same-day sales of Stock Options, the Fair Market Value of the Common Stock at the time of exercise will be the price at which the Common Stock is sold.  If no prices are reported, then Fair Market Value is equal to the average of the high and low sale prices for the Common Stock (or if no sale prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by Nasdaq or a quotation system of general circulation to brokers and dealers.

Term, Amendment and Termination of the Amended Plan

The Amended Plan will expire on the date immediately preceding the tenth anniversary of the date it is approved by our stockholders, unless terminated by the Board before that date. Any Awards outstanding on that date will continue to remain outstanding in accordance with their respective terms. The Amended Plan may be amended by the Compensation Committee or discontinued by the Board at any time, unless stockholder approval is required or desirable under applicable law or regulation.

Vesting Restrictions

Awards granted under the Amended Plan will include vesting schedules that provide that no portion of an Award granted under the Amended Plan will vest earlier than one year from the date of grant. Subject to any adjustments made pursuant to the terms of the Amended Plan, up to 5% of the shares of Common Stock subject to the share reserve under the Amended Plan may be granted without regard to this minimum vesting requirement. Dividends or Dividend Equivalent Rights granted with respect to any Award will vest only when the underlying Award vests.

Transferability

Except as otherwise approved by the Compensation Committee or under a domestic relations order, no Award is assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily. In the event of a Participant’s death, his or her rights and interests in an Award will be transferable by testamentary will or the laws of descent or distribution.

Stock Options and Stock Appreciation Rights

Grants

The Compensation Committee establishes the number of shares and the terms, including any applicable vesting periods, underlying Stock Options and SARs. The term of Stock Options may not exceed 10 years, and in certain circumstances for ISOs, the term may be limited to five years. The exercise price for Stock Options and SARs cannot be less than the Fair Market Value on the date of grant, but the Compensation Committee may establish an exercise price higher than the Fair Market Value.

Payment of Exercise Price

Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, check, or other shares of Common Stock (with some restrictions). At the election of the company or the Participant as permitted in the applicable award agreement, payment may also be made by broker-assisted same-day sales or by the company withholding enough Common Stock otherwise deliverable upon exercise to pay the exercise price (the value of the Common Stock being determined on the date of exercise). Upon exercising a Stock Option, a Participant must also pay any required tax withholding. Such tax withholding must be satisfied in shares of Common Stock unless the company determines that the tax withholding may be paid in cash.

Termination of Service

The vesting of Stock Options and SARs ends on the date service to the company ends. Generally, Participants have 120 days after termination to exercise vested Stock Options and vested SARs. If the termination is due to death or disability, the exercise period is typically extended to one year. If the Participant is terminated for cause or is in material breach of a legal obligation to the company, the exercise period for Stock Options and SARs ends on the date of termination. Different vesting and exercise periods may apply if approved by the Compensation Committee or provided for in a written agreement between the Participant and the company.

Restricted Stock and Restricted Stock Units

Grants

The Compensation Committee establishes the number of shares and the terms, including any applicable vesting schedule, for Restricted Stock Awards and Restricted Stock Units. A Restricted Stock Award is issued as Common Stock that has voting and dividend rights, but is subject to forfeiture and transfer restrictions. Restricted Stock Units do not have voting or dividend rights, are not considered Common Stock issued and outstanding, and upon vesting may be paid out in shares of Common Stock or cash as determined by the Compensation Committee.

Termination of Service

Generally, a Participant forfeits all unvested Restricted Stock Awards and Restricted Stock Units on the day of termination. Different forfeiture terms may apply if approved by the Compensation Committee or provided for in a written agreement between the Participant and the company.

Performance Awards

A Performance Award entitles the Participant to a payout based upon achievement of certain performance criteria. The Compensation Committee establishes the exact performance criteria and the performance period applicable to the Performance Award. The Compensation Committee also determines whether the payout will be in cash, shares of Common Stock, or an equity-based Award or some combination of cash, shares and equity-based Awards. Performance criteria may include a number of measurable criteria that can be tied to the success of the company, including, but not limited to, net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, total stockholder return, cash flow, earnings or earnings per share, growth in earnings or earnings per share, return on equity or average stockholder’s equity, stock price, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, customer satisfaction indicators and/or employee metrics. These criteria may be measured on an absolute basis or relative to a peer group or index and can be measured at the corporate or business unit level.

Director Common Stock

Under the Amended Plan, non-employee directors may elect to receive all or a portion of their annual retainer and meeting fees in shares of Common Stock. The number of shares is determined by dividing: (a) the dollar amount of the portion of the retainer and meeting fees for the fiscal quarter that is to be paid in shares by (b) the Fair Market Value of one share of Common Stock as of the last day of such fiscal quarter, rounded up to the next full number of shares. Any election made by a non-employee director applies to the annual retainer and meeting fees for each subsequent fiscal year, unless the non-employee director revokes or replaces his or her election in writing prior to the first day of a subsequent fiscal year.

Stock Awards

The Compensation Committee may also grant stock awards under the Amended Plan, which represent the right to receive shares of Common Stock. The number of shares granted as Stock Awards will be determined by the Compensation

Committee. The Compensation Committee may also determine whether Stock Awards will be subject to performance criteria.  If required by law, a Participant may be required to pay the company an amount equal to the par value of Common Stock as a condition to issuance to shares of Common Stock subject to Stock Awards.

Other Awards

Under the Amended Plan, the Compensation Committee may require, or provide a Participant the right to elect, that a Participant’s cash bonus payment be payable in the form of a Stock Award. The determination of the number of shares of Common Stock or other Awards that would be issued as a bonus payment will be determined using a reasonable valuation method selected by the Compensation Committee.

The Compensation Committee may also determine to grant Dividend Equivalents in conjunction with the grants of Awards, other than Restricted Stock Units. Dividend Equivalents granted with respect to Awards will be converted to cash or additional shares at such time and by such formula as the Compensation Committee determines, subject to the limitations described above under “Vesting Restrictions.” Participants holding restricted stock, Common Stock equivalents, and Common Stock grants have the same dividend rights as other holders of Common Stock, subject to the limitations described above under “Vesting Restrictions.”

The Compensation Committee, in its sole discretion, may also establish other incentive compensation arrangements under the Amended Plan pursuant to which Participants may acquire shares of Common Stock.

Change in Capital Structure; Change in Control

As is common in plans of this nature, if the company declares a stock split or dividend, or if there is another change in the company’ capital structure that would result in the increase or decrease of the benefits under the Amended Plan, then the Board will direct the Compensation Committee to, in such a manner as it determines is equitable, proportionally adjust: (a) the number of shares then available for grant; (b) the number of shares subject to outstanding Awards; (c) the exercise prices of outstanding Awards; and (d) the performance criteria or other terms and conditions of Awards. Adjustments made to Awards will be made in accordance with applicable laws.

Except to the extent otherwise provided in any agreement between the company and a Participant, upon a “Change of Control” (as described below), the Board, in its discretion and on terms it deems appropriate, will direct the Compensation Committee to take any one or more of the following actions:

•     cancel the Award in exchange for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (including an amount equal to zero for Awards with respect to which no cash could have been so attained or realized);

•     provide that the Award cannot vest, be exercised or become payable after the Change of Control;

•     provide that such Award shall be vested, exercisable and nonforfeitable as to all shares covered thereby, and that all restrictions with respect thereto shall lapse, notwithstanding anything to the contrary in the Amended Plan or an Award Agreement; and

•     provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

Further, to the extent that an Award that vests or becomes exercisable or nonforfeitable based on continued employment of or other service by the Participant is assumed or substituted, the time at which such Award or its replacement vests or becomes exercisable or nonforfeitable will not accelerate.

If a Change of Control causes vesting of awards under the Amended Plan to accelerate, the Participants could, in some cases, be considered to have received “excess parachute payments” under Section 280G of the Code, which could subject the participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the company’s tax deduction for the compensation.  If the Board or Compensation Committee determines that an excess parachute payment would result due to the full acceleration of Awards upon a Change of Control, the Participant’s total parachute payments will be reduced to an amount that does not exceeds 299% of the Participant’s “base amount” under Section 280G of the Code.

For purposes of the Amended Plan, “Change of Control” shall mean:

•     The acquisition of any outstanding voting securities by any person of 50% or more of the then outstanding voting securities of the company;

•     Individuals who serve on the Board immediately prior to the event ceasing for any reason to constitute a majority of the Board;

•     Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate action, or sale of all or substantially all of the assets of the company or any of its subsidiaries unless the shareholders of the company immediately prior to such event beneficially own more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the event and at least a majority of the individuals who serve on the Board of directors of the corporation results from such event were members of the Board at the time of execution of the initial agreement or action of the Board approving such event; or

•     Consummation of a complete liquidation or dissolution of the company.

No Repricing

Except in connection with a corporate transaction involving the company (including, any stock dividend, distribution (whether in the form of cash, stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities, or similar transactions), the company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price of such outstanding Stock Options or SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price that is less than the exercise price of the original options or SARs or (iii) cancel outstanding options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Company Policies

All awards made under the Amended Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

Certain Federal Income Tax Consequences

The following brief description, which is based on existing law, summarizes the U.S. federal income tax consequences of the grant of Awards under the Amended Plan.  This description may differ from the actual tax consequences incurred by any individual recipient of an Award. Moreover, existing law is subject to change, which may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the Amended Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the Participant or deduction to the company at the time it is granted. The Participant exercising such an option will generally realize taxable compensation at the date of exercise in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the company in the year of exercise in an amount equal to the taxable compensation realized by the Participant. The Participant’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options

The Participant is not taxed at the time an ISO is granted. The tax consequences upon exercise and later disposition of the underlying stock generally depend upon whether the Participant was an employee of the company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the Participant holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the Participant satisfies both the employment rule and the holding rule for income tax purposes, the Participant will not recognize income upon exercise of the stock option and the company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the Participant will constitute a long-term capital gain or a long-term capital loss, as the case may be.

If the Participant meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the Participant generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sale price over the fair market value at the date of exercise will be recognized by the Participant as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the Participant is generally limited to the excess of the sale price over the option exercise price. In both situations, the tax deduction allowable to the company is limited to the ordinary income recognized by the Participant. Under current Internal Revenue Service (“IRS”) guidelines, the company is not required to withhold any federal income tax in the event of a disqualifying disposition. Different consequences may apply for the Participant subject to the alternative minimum tax.

Restricted Stock

Upon the grant of restricted stock, a Participant will not recognize taxable income and the company will not be allowed a tax deduction.  Rather, on the date when the restrictions lapse, the Participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares).  Alternatively, a Participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the shares.  The amount recognized by the Participant is subject to income tax withholding requirements.  At the time the Participant recognizes income with respect to the restricted stock, the company is generally entitled to a deduction in an equal amount.  Upon the sale of any shares that are delivered to the Participant pursuant to an Award, the Participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were taxable to the Participant pursuant to the Award.

Performance Awards, Restricted Stock Unit Awards, Stock Awards, Other Stock Based Awards, & Stock Appreciation Rights

A Participant who receives a Performance Award, Restricted Stock Unit Award, other stock based Award, or SAR will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the company entitled to any deduction at such time. The rules described above with respect to Restricted Stock apply to any Award that is made in restricted shares. A Participant who receives a Stock Award that is not subject to vesting restrictions will generally recognize ordinary income equal to the fair market value of the shares on the date of grant (less the price paid, if any, for the shares).

Except for Awards made as Restricted Stock, when Performance Awards, Restricted Stock, other stock based Awards or SARs are paid or shares are delivered to the Participant, the Participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares delivered.

Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and the company will generally be entitled to a deduction in the same amount and at the same time that the Participant recognizes ordinary income. Upon the sale of any shares that are delivered to the Participant pursuant to an Award, the Participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the Participant pursuant to the Award.

Tax Withholding

The company has the right to withhold from any payment of cash or stock to a Participant or other person under the Amended Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“taxes”) with respect to the Award. The company may require the payment of any taxes before issuing any stock pursuant to the Award. Participants shall satisfy the applicable tax withholding obligation through a reduction of the number of shares delivered to such Participant pursuant to the applicable Award, unless the Compensation Committee allows the Participant to pay cash.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Amended Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements.  An Award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the Award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the Award.

Section 162(m) of the Code

Prior to 2018, Section 162(m) of the Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the company.

NEW PLAN BENEFITS UNDER THE AMENDED PLAN

Future benefits under the Amended Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable.

Because future grants of Awards under the Amended Plan, if approved, would be subject to the discretion of the Board or Compensation Committee, the amount and terms of future Awards to particular Participants or groups of Participants are not determinable at this time. No Awards have been previously granted that are contingent on the approval of the Amended Plan.

MARKET PRICE OF SHARES

The closing price of our Common Stock, as reported on NYSE on June 29, 2018 was $11.10.

Board Recommendation on Proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2013 OMNIBUS INCENTIVE PLAN.

The management proxy holders will vote all duly submitted proxies FOR the approval of the amendment and restatement of the 2013 Omnibus Incentive Plan unless duly instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2019 annual meeting of stockholders (the “2019 Meeting”) must be received by us at our principal executive offices on or before March 15, 2019 (assuming that the 2019 Meeting is held on August 16, 2019, the anniversary of the Annual Meeting).  Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under our Bylaws, stockholder nominations for election of directors or stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2019 Meeting must be received at our principal executive offices no earlier than April 18, 2019 and no later than May 18, 2019 (assuming that the 2019 Meeting is held on August 16, 2019, the anniversary of the Annual Meeting).  Such proposals when submitted must be in full compliance with applicable law and our Bylaws. Any stockholder proposals not received by such applicable dates will be considered untimely.

ALL STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JULY [13], 2018.

IMPORTANT

Your vote at the Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly.

Okapi Partners is assisting Harte Hanks with its effort to solicit proxies.

If you have any questions or require assistance in authorizing a proxy or voting your shares on your proxy card, please contact:

Okapi Partners LLC

(212) 297-0720 or Toll-Free (877) 869-0171

info@okapipartners.com

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HARTE HANKS, INC.

Harte Hanks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 1, 1970 and was amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 4, 1993 (as amended to date, the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and Section 242 of the DGCL, has duly adopted resolutions approving an amendment to the Certificate of Incorporation by amending and restating Article Fifth in its entirety as follows:

“FIFTH.     The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Corporation’s By-laws.  Directors elected at and after the annual meeting of stockholders held in 2018, whether such election is by the stockholders or by the members of the Board of Directors to fill a vacancy on the Board of Directors, shall be elected to serve until the subsequent annual meeting of stockholders and until such director’s successor is duly elected and qualified (subject, however, to prior death, resignation, retirement, disqualification or removal from office), in the manner provided in the By-laws. Any vacancy on the Board of Directors, however resulting, shall be filled in the manner provided in the Corporation’s By-laws and, notwithstanding anything therein, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Notwithstanding the foregoing, directors elected at the annual meeting held in 2016 and the annual meeting held in 2017 shall serve until the annual meeting held in 2019 and the annual meeting held in 2020, respectively (subject, however, to prior death, resignation, retirement, disqualification or removal from office for cause, in which case, replacement directors shall serve until the subsequent annual meeting of stockholders).

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the resolution(s) adopted by the Board of Directors pursuant to Article FOURTH applicable thereto.”

THIRD: The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

FOURTH: The terms and provisions of this Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the ____ day of ______________, 2018.

A-1

HARTE HANKS, INC.

By:
Name:
Title:

A-2

Appendix B

AMENDED AND RESTATED HARTE HANKS 2013 OMNIBUS INCENTIVE PLAN

ARTICLE I

INTRODUCTION

1.1    Establishment. Harte Hanks, Inc. (the “Company”) adopted the 2013 Omnibus Incentive Plan (the “Plan”) effective as of the Effective Date. The Plan is hereby amended and restated effective as of the Amendment Effective Date. The Plan permits the granting of stock options, restricted stock, performance awards, dividend equivalents, restricted stock units, common stock equivalents, stock appreciation rights, and other stock-based awards.

1.2    Purpose. The purpose of the Plan is to provide employees, directors and consultants selected for participation in the Plan with added incentives to continue in the service of the Company and its affiliates and to create in such employees, directors and consultants a more direct interest in the future success of the operations of the Company and its Affiliated Corporations by relating incentive compensation to the achievement of long-term corporate economic objectives. The Plan is also designed to attract employees, directors and consultants and to retain and motivate participating employees, directors and consultants by providing an opportunity for equity investment in the Company.

1.3    Effect on Other Awards. The provisions of the Plan shall have no effect on options or awards granted pursuant to any other plans of the Company, which shall continue to be governed by the terms and provisions of the agreements and the plans governing such grants, as applicable. Awards granted prior to the Amendment Effective Date shall continue to be governed by the applicable Award Agreements and the terms of the Plan, without giving effect to changes made pursuant to this amendment and restatement that materially impair the rights of Participants, and the Committee shall administer such Awards in accordance with the Plan, without giving effect to changes made pursuant to this amendment and restatement that materially impair the rights of Participants. Notwithstanding the foregoing, in no event shall any changes made pursuant to this amendment and restatement apply to an Award that was outstanding on November 2, 2017 and intended to qualify as performance-based compensation as described under Section 162(m) of the Internal Revenue Code to the extent such change would constitute a material modification of the Award.

ARTICLE II

DEFINITIONS

2.1    Definitions. The following terms shall have the meanings set forth below:

(a)      “Affiliated Corporation” means any corporation that is either a parent corporation with respect to the Company or a subsidiary corporation with respect to the Company (within the meaning of Sections 424(e) and (f), respectively, of the Internal Revenue Code).

(b)      “Amendment Effective Date” means the effective date of the Plan, as set forth in Section 21.1 hereof.

(c)      “Award” means any award under this Plan of any Stock Option, Restricted Stock Award, Performance Award, Dividend Equivalent, Restricted Stock Unit, Stock Award, Stock Appreciation Right, or any other award established pursuant to the Plan that may be awarded or granted under the Plan (collectively, “Awards”).

(d)      “Award Agreement” means a written agreement executed by an authorized officer of the Company (and, if required, by the Participant) which shall contain such terms and conditions with respect to an Award as the Committee shall determine, consistent with the Plan.

(e)      “Board” means the Board of Directors of the Company.

(f)      “Bonus Payment” means a payment to a Participant pursuant to a Bonus Plan of the Company.

(g)      “Bonus Plan” means a performance-based bonus plan of the Company as established by the Board or the Committee from time to time, pursuant to which Bonus Payments are made from time to time in the manner and under the conditions established by the Board or the Committee.

(h)      “Cause” means deficiencies in performance or conduct, as determined in the sole discretion of the Company or Affiliated Corporation, resulting in termination of employment, or termination of employment for “cause” as defined in any agreement governing the employment of a Participant with the Company or an Affiliated Corporation.

(i)      “Change of Control” means the occurrence of any one or more of the following events:

(i)        the acquisition of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding voting securities of the Company; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections (iii)(A) and (iii)(B) of this definition;

(ii)       individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)      consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, (A) the shareholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)      consummation of a complete liquidation or dissolution of the Company.

Notwithstanding anything in the Plan to the contrary, any Award that is subject to Section 409A shall not be distributable or payable upon a Change of Control unless such Change of Control also meets the definition of “Change of Control” under Section 409A.

(j)      “Committee” means a committee designated by the Board to administer the Plan, which committee shall be comprised of two or more persons each of whom is a “non-employee director” as defined by Rule 16b-3. Committee members shall also be appointed in such a manner as to satisfy applicable laws and stock exchange requirements.

(k)      “Common Stock” means the Company’s $1.00 par value per share voting common stock.

(l)      “Consultant” means any person who is not an Employee or Director and who is a consultant or adviser to the Company, any Affiliated Corporation, or any division thereof, if (i) the consultant or adviser renders bona fide services to the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

(m)      “Director” means a member of the Board.

(n)      “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 12.2 of the Plan.

(o)      “Effective Date” means the effective date of the Plan, as set forth in Section 21.1 hereof.

(p)      “Eligible Employees” means those Employees designated as eligible to participate in the Plan by the Committee.

(q)      “Employee” means a natural person who is deemed an employee (including, without limitation, an officer or director who is also an employee, or a person who would be deemed an employee if such person were subject to U.S. income taxes) of the Company, or any Affiliated Corporation, in accordance with the rules contained in Section 3401(c) of the Internal Revenue Code and the regulations thereunder.

(r)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(s)      “Fair Market Value” means with respect to Common Stock, as of any date, the closing price of a share of Common Stock on the New York Stock Exchange for the last trading day prior to that date. If no such prices are reported, then Fair Market Value shall mean the average of the high and low sale prices for the Common Stock (or if no sale prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by Nasdaq or a quotation system of general circulation to brokers and dealers; provided, however, that with respect to same day sales occurring under Section 6.1(c)(ii)(B) of the Plan, Fair Market Value shall mean the per share price actually paid for shares of Common Stock in connection with such sale.

(t)      “Incentive Stock Option” means the right to purchase Common Stock granted to an Employee pursuant to Section 6.2, which constitutes an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(u)      “Internal Revenue Code” means the Internal Revenue Code of 1986 and the regulations thereunder, each as in effect from time to time.

(v)      “Non-Employee Director” means a Director who is not an Employee.

(w)      “Non-Qualified Option” means a right to purchase Common Stock granted to a Participant pursuant to Section 6.3, which does not qualify as an Incentive Stock Option or which is designated as a Non-Qualified Option.

(x)      “Participant” means an Eligible Employee, Non-Employee Director or Consultant designated by the Committee from time to time during the term of the Plan to receive one or more Awards provided under the Plan.

(y)      “Performance Award” shall mean a bonus that is paid in cash, Common Stock, in the form of an Award provided for under the Plan or any combination thereof that is awarded under Article XI of the Plan.

(z)      “Performance Criteria” means any measurable criteria using an approach, such as balanced score card, which is tied to the Company’s success that the Committee may determine, including but not limited to net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, total stockholder return, cash flow, earnings or earnings per share, growth in earnings or earnings per share, return on equity or average stockholders’ equity, stock price, total stockholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, customer satisfaction indicators, and/or employee metrics. These criteria may be measured on an absolute basis or relative to a peer group or index and can be measured at the corporate or business unit level. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Criteria in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.

(aa)       “Restricted Stock” means Common Stock granted to a Participant pursuant to Section 8.1 that is subject to certain restrictions imposed in accordance with the provisions of such Section.

(bb)      “Restricted Stock Award” means an award of shares of Restricted Stock.

(cc)       “Restricted Stock Unit” means an award denominated in shares of Common Stock that represents the right to receive payment for the value of such shares pursuant to Section 8.2.

(dd)      “Rule 16” and subsections thereof mean Rule 16b and the relevant subsections promulgated under the Exchange Act, as such Rule may be amended from time to time.

(ee)       “Section 409A” means Section 409A of the Internal Revenue Code, and any related regulations.

(ff)          “Stock Appreciation Right” means a right granted to a Participant pursuant to Article VII to receive payment from the Company equal to the difference between the Fair Market Value of one or more shares of Common Stock and the exercise price of such shares under the terms of such Stock Appreciation Right.

(gg)      “Stock Award” means an award that represents the right to receive shares of Common Stock pursuant to Article X.

(hh)      “Stock Option” means an Incentive Stock Option or a Non-Qualified Option.

2.2    Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

ARTICLE III

PLAN ADMINISTRATION

3.1    Administration Generally. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall have the authority, in its sole discretion, to:

(a)      select the Participants from Eligible Employees, Non-Employee Directors and Consultants;

(b)      determine the number of shares of Common Stock to be subject to Awards granted pursuant to the Plan;

(c)      determine the number of shares of Common Stock to be issued as Bonus Payments;

(d)      determine the time at which such Awards and Bonus Payments are to be granted;

(e)      fix the exercise price, period and manner in which a Stock Option becomes exercisable;

(f)       establish the duration and nature of Award restrictions, subject to the limitations set forth in Section 3.3;

(g)      determine the Fair Market Value of the Common Stock, in accordance with Section 2.1(s) of the Plan;

(h)      determine whether and under what circumstances, if any, an Award may be settled in cash instead of Common Stock;

(i)       modify or amend the terms and conditions of any Award, subject to Article XIX of the Plan;

(j)       authorize any person to execute on behalf of the Company any Award Agreement or other instrument required to effect the grant of an Award to be granted or previously granted by the Committee; and

(k)       establish such other terms and requirements of the various compensation incentives under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan.

The Committee shall determine the form or forms of the Award Agreements, which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons, subject only to the review of, and consultation with, the Board on all Plan matters except selection of Participants. All Awards shall be made conditional upon the Participant’s acknowledgment, in writing or by on-line or other acceptance of the Award, that all decisions and determinations of the Committee shall be made in its sole discretion and shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest under such Award.

3.2    No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock split, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares),  the Company may not, without obtaining  stockholder approval, (a) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Stock Options or Stock Appreciation Rights, (b) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for Stock Options or Stock Appreciation Rights or other awards with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights or (c) cancel outstanding Stock Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash, Common Stock or other securities.

3.3    Vesting Restrictions. Awards granted under the Plan shall include vesting schedules that provide that no portion of an Award will vest earlier than one year from the date of grant. In addition, subject to any adjustments made in accordance with Article XVII below, up to 5% of the shares of Common Stock subject to the share reserve set forth in Section 4.1 as of the Amendment Effective Date may be granted without regard to the minimum vesting requirement. Notwithstanding anything to the contrary herein, no dividends or Dividend Equivalent rights granted with respect to any Award granted hereunder will vest unless and until the underlying Award vests.

3.4    Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

3.5    Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

3.6    Delegation of Authority to Grant Awards. The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Committee, one or more members of the Board who are not members of the Committee, or one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act,  or (b) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 3.6 shall serve in such capacity at the pleasure of the Committee.

3.7    Committee Composition. Once a Committee has been appointed pursuant to this Article III, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) or remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by applicable laws and to the extent permitted by Rule 16b-3 as it applies to transactions intended to qualify thereunder as exempt transactions.

3.8    Grants to Non-Employee Directors. Notwithstanding any provision of the Plan to the contrary, with respect to Awards made to Non-Employee Directors, the Plan shall be administered by the Board, which shall have all powers the Committee would otherwise have with respect to such Awards.

ARTICLE IV

STOCK SUBJECT TO THE PLAN

4.1    Number of Shares. Subject to adjustments made in accordance with Sections 4.2 and 17.1 hereof, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under this Plan on or after the Amendment Effective Date, is 553,673 shares of Common Stock, which is calculated as follows: (a) 400,000 new shares, plus (b) the number of shares that remained available for Awards under this Plan as of June 15, 2018 (153,673 shares. The number of shares under subsection (b) above shall be reduced by the number of shares subject to Awards that are granted under the Plan after June 15, 2018 and before the Amendment Effective Date, if any. The share reserve represents an increase of 400,000 shares under this amendment and restatement. The authorization may be increased with the approval of the Board and the stockholders of the Company. Shares of Common Stock issued under the Plan may be authorized and unissued or treasury shares, as determined by the Committee.

4.2    Accounting for Awards. If an Award entitles the holder thereof to receive or purchase shares of Common Stock, the number of shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of shares available for issuance under the Plan. If and to the extent Stock Options or Stock Appreciation Rights granted under the Plan (including Stock Options or Stock Appreciation Rights granted under the Plan in effect prior to this amendment and restatement) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Dividend Equivalents granted under the Plan (including Stock Awards, Stock Units, or Dividend Equivalents granted under the Plan in effect prior to this amendment and restatement) payable in shares of Common Stock are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. Shares of Common Stock which are delivered by the Participant or withheld by the Company upon the exercise or payment of any Award under the Plan (including Awards granted under the Plan prior to this amendment and restatement), in payment of the exercise price thereof or tax withholding thereon, shall not again be available for granting Awards under the Plan. If Stock Appreciation Rights (including any Stock Appreciation Rights granted under the Plan prior to this amendment and restatement) are exercised and settled in Common Stock, the full number of shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the Stock Appreciation Rights. To the extent that Awards are designated in an Award Agreement to be paid in cash, and not in shares of Common Stock (including Awards granted under the Plan prior to this amendment and restatement), such Awards shall not count against the share limits in this Article IV. Notwithstanding the provisions of this Section 4.2, no shares of Common Stock may again be optioned, granted or awarded (i) if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, or (ii) if prohibited by applicable laws, regulations or exchange rules.

ARTICLE V

PARTICIPATION

5.1    Eligibility and Participation; Award Agreements.

(a)       Participants in the Plan shall be those Eligible Employees, Non-Employee Directors and Consultants designated by the Committee from time to time during the term of the Plan to receive one or more Awards provided under the Plan, which Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award. Participants who are Employees may be granted from time to time one or more Incentive Stock Options, and Participants (whether or not they are Employees) may be granted one or more Awards that are not Incentive Stock Options; provided, however, that the grant of each such Award shall be separately approved by the Committee, and receipt of one Award shall not result in automatic receipt of, or entitlement to, any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto.

(b)       Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Internal Revenue Code. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the effective date of any related Award Agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any Award Agreement entered into hereunder, the provisions of the Plan shall govern.

5.2    Limitations.

(a)      No Employee or Consultant shall be granted, in any fiscal year of the Company, Awards in the aggregate covering more than 150,000 shares of Common Stock.

(b)      Incentive Stock Options may not be granted to Non-Employee Directors or to Consultants. The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options granted on or after the Amendment Effective Date is equal to the aggregate number of shares of Common Stock that may be issued under this Plan as determined in accordance with Section 4.1.

(c)      The maximum grant date value of shares of Common Stock subject to Awards granted to any single Non-Employee Director during any fiscal year of the Company, taken together with any cash fees payable to such Non-Employee Director for services rendered in such capacity during such fiscal year, shall not exceed $250,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

5.3    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Awards granted to Participants who are subject to Section 16 of the Exchange Act, must comply with the applicable provisions of Rule 16b-3 and shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule (whether or not set forth in an Award Agreement). To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

ARTICLE VI

STOCK OPTIONS

6.1    General Provisions.

(a)       Grant of Stock Options. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Stock Options. The Committee in its sole discretion may designate whether a Stock Option granted to an Employee is to be considered an Incentive Stock Option or a Non-Qualified Option. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to the same Employee at the same time or at different times. Incentive Stock Options and Non-Qualified Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one Stock Option affect the right to exercise any other Stock Option or affect the number of shares of Common Stock for which any other Stock Option may be exercised. All Stock Options granted to Participants who are not Employees shall be Non-Qualified Options. A Stock Option shall be subject to such terms and conditions not inconsistent with the Plan (including, without limitation, the limitations set forth in Section 3.3) as the Committee shall impose and shall be evidenced by an Award Agreement.

(b)       Manner of Stock Option Exercise. A Stock Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained herein, (i) by delivery of written notice of exercise to the persons specified by the Company from time to time, in person or through mail, facsimile, electronic mail or other electronic transmission, or by delivery of notice of exercise in such other method as has been approved by the Committee, and (ii) by paying in full, with the written notice of exercise or at such other time as the Committee may establish, the total exercise price under the Stock Option for the shares being purchased. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Stock Option (or portion thereof) that is being exercised and the number of shares with respect to which the Stock Option is being exercised. The exercise of the Stock Option shall be deemed effective upon receipt of such notice and payment to the Company. As soon as practicable after the effective exercise of the Stock Option, and upon satisfaction of all applicable withholding requirements pursuant to Article XIII of the Plan, the Participant, or the Participant’s nominee, shall be recorded on the stock transfer books of the Company as the owner of the shares purchased. The Company may, but is not required to, deliver to the Participant one or more duly issued and executed stock certificates evidencing such ownership.

(c)       Payment of Stock Option Exercise Price. At the time of the exercise of a Stock Option, payment of the total Stock Option exercise price for the shares to be purchased shall be made in the manner specified in the Award Agreement relating to such Stock Option, which may include any or all of the following methods of payment:

(i)            at the Participant’s election, either:

(A)         in cash or by check; or

(B)         by transfer from the Participant to the Company of shares of Common Stock (other than shares of Common Stock that the Committee determines by rule may not be used to exercise Stock Options) that the Participant has held for more than six months with a then-current aggregate Fair Market Value equal to the total Stock Option exercise price; or

(ii)         at the Company’s election or at the election of the Participant if such a Participant election is contemplated in the Award Agreement:

(A)         by the Company retaining a number of shares of Common Stock deliverable upon exercise of a Stock Option whose aggregate Fair Market Value is equal to the exercise price to be paid in connection with such exercise; or

(B)          to the extent permissible under applicable law, by delivery to the Company of: (I) a properly executed exercise notice, (II) irrevocable instructions to a broker to sell a sufficient number of the shares being exercised to cover the exercise price and to promptly deliver to the Company (on the same day that the shares of Common Stock issuable upon exercise are delivered) the amount of sale proceeds required to pay the exercise price and any required tax withholding relating to the exercise, and (III) such other documentation as the Committee and the broker shall require to effect a same-day exercise and sale.

(d)       Stockholder Privileges. No Participant shall have any rights as a stockholder with respect to any shares of Common Stock covered by a Stock Option until the Participant or its nominee becomes the holder of record of such Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Participant or its nominee becomes the holder of record of such Common Stock.

6.2    Incentive Stock Options.

(a)       Incentive Stock Option Exercise Price. The per share price to be paid by a Participant at the time an Incentive Stock Option is exercised shall be determined by the Committee at the time an Incentive Stock Option is granted (or deemed to have been granted under applicable tax rules), but in no event shall such exercise price be less than:

(i)       the Fair Market Value, on the date the Incentive Stock Option is granted (or deemed to have been granted under applicable tax rules), of one share of the stock to which such Stock Option relates; or

(ii)      110% of the Fair Market Value, on the date the Incentive Stock Option is granted (or deemed to have been granted under applicable tax rules), of one share of the stock to which such Stock Option relates if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly (as determined pursuant to Section 424(d) of the Internal Revenue Code), 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliated Corporation (such a Participant is referred to as a “10% Holder”).

(b)       Number of Option Shares. The number of shares of Common Stock subject to an Incentive Stock Option shall be designated by the Committee at the time the Committee decides to grant an Incentive Stock Option.

(c)      Aggregate Limitation of Stock Exercisable Under Options. To the extent the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year under the Plan or otherwise, granted by the Company and Affiliated Corporations, exceeds $100,000, such excess shall be treated as a Non-Qualified Option.

(d)     Duration of Incentive Stock Options. The period during which an Incentive Stock Option may be exercised shall be fixed by the Committee, but in no event shall such period be more than ten years from the date the Stock Option is granted, or, in the case of Participants who are 10% Holders as described in Section 6.2(a)(ii), five years from the date the Stock Option is granted. Upon the expiration of such exercise period, the Incentive Stock Option, to the extent not then exercised, shall terminate. Except as otherwise provided in Article XIV, all Incentive Stock Options granted to a Participant hereunder shall terminate and may no longer be exercised if the Participant ceases to be an Employee.

(e)     Restrictions on Exercise of Incentive Stock Options. Incentive Stock Options may be granted subject to such restrictions as to the timing of exercise of all or various portions thereof as the Committee may determine at the time it grants Incentive Stock Options to Participants.

(f)      Disposition of Stock Acquired Pursuant to the Exercise of Incentive Stock Options. In the event that a Participant makes a disposition (as defined in Section 422(c) of the Internal Revenue Code) of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Stock Option was exercised, the Participant shall send written notice to the Company at its corporate headquarters (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of any additional withholding required by federal, state and local income and other tax laws.

6.3            Non-Qualified Options.

(a)     Option Exercise Price. The per share price to be paid by the Participant at the time a Non-Qualified Option is exercised shall be determined by the Committee at the time the Stock Option is granted or amended, but in no event shall such exercise price per share be less than the Fair Market Value of one share of Common Stock on the date the Stock Option is granted or amended.

(b)     Number of Option Shares. The number of shares of Common Stock subject to a Non-Qualified Option shall be designated by the Committee at the time the Committee decides to grant a Non-Qualified Option.

(c)     Duration of Non-Qualified Options; Restrictions on Exercise. The period during which a Non-Qualified Option may be exercised, and the installment restrictions on option exercise during such period shall be fixed by the Committee, subject to the limitations set forth in Section 3.3, but in no event shall such period be more than ten years from the date the Stock Option is granted. Upon the expiration of such exercise period, the Non-Qualified Option, to the extent not then exercised, shall terminate. Except as otherwise provided in Article XIV, all Non-Qualified Options granted to a Participant hereunder shall terminate and may no longer be exercised if the Participant ceases to be an Employee, Non-Employee Director or Consultant.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1   Grant of Rights. A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2   Stock Appreciation Rights. The period during which a Stock Appreciation Right may be exercised, and the installment restrictions on option exercise during such period shall be fixed by the Committee, subject to the limitations set forth in Section 3.3, but in no event shall such period be more than ten years from the date the Stock Appreciation Right is granted. A Stock Appreciation Right shall cover such number of shares of Common Stock as the Committee may determine. The exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than the Fair Market Value of a share of Common Stock on the date on which the Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive the economic value of such Stock Appreciation Right determined in the manner prescribed in Section 7.3.

7.3   Exercise of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions consistent with other provisions of the Plan as may be determined from time to time by the Committee and shall include the following:

(a)     Manner of Exercise. A Stock Appreciation Right shall be exercised by the giving of notice in the same manner in which a Stock Option may be exercised.

(b)     Payment Upon Exercise. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive the economic value thereof, which shall be equal to (i) the excess of the then Fair Market Value of one share of Common Stock on the date of exercise over the exercise price per share specified in the Stock Appreciation Right, multiplied by (ii) the number of shares in respect of which the Stock Appreciation Right is being exercised (the “SAR Value”).

(c)     Form of Payment. A Participant may receive the SAR Value in cash or in shares of Common Stock at the discretion of the Committee.

7.4   Stockholder Privileges. No Participant shall have any rights as a stockholder with respect to any shares of Common Stock covered by a Stock Appreciation Right until the Participant becomes the holder of record of such Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Participant becomes the holder of record of such Common Stock.

ARTICLE VIII

RESTRICTED AWARDS

8.1   Restricted Stock Awards

(a)    Awards Granted by Committee. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Stock Awards consisting of shares of Common Stock. The number of shares granted as a Restricted Stock Award shall be determined by the Committee. To the extent required by applicable law, a Participant shall be required to pay to the Company an amount equal to the par value of the Common Stock subject to the Restricted Stock Award as a condition precedent to the issuance of Common Stock to the Participant.

(b)    Restrictions. A Participant’s right to retain a Restricted Stock Award granted to him or her under Section 8.1(a) shall be subject to restrictions on disposition by the Participant and an obligation to forfeit and surrender shares to the Company under certain circumstances set forth in the Award Agreement, including but not limited to the Participant’s continuous status as an Employee, Non-Employee Director or Consultant for a restriction period specified by the Committee, or the attainment of any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee with respect to such Award, subject to the limitations set forth in Section 3.3. The Committee may in its sole discretion require different periods of employment, director service or consulting service or different performance criteria with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Common Stock shares constituting a Restricted Stock Award, subject to the limitations set forth in Section 3.3 above. Subject to the provisions of Section 3.3 and Articles XVI and XIX, if a Participant’s continuous status as an Employee, Non-Employee Director or Consultant terminates prior to the end of such restriction period or the attainment of such performance criteria as may be specified by the Committee, the Restricted Stock Award shall be forfeited and all shares of Common Stock related thereto shall be immediately returned to the Company.

(c)    Privileges of a Stockholder; Transferability. A Participant shall have all voting, dividend (subject to the limitations set forth in Section 3.3), liquidation and other rights with respect to Common Stock in accordance with its terms received by him or her as a Restricted Stock Award under this Article VIII upon becoming the holder of record of such Common Stock; provided however, that the Participant’s right to sell, encumber, or otherwise transfer such Common Stock (and any other securities issued in respect of such shares of Common Stock as a stock dividend, stock split or the like) shall be subject to the limitations of Section 16.3 hereof.

(d)    Enforcement of Restrictions. In the event a Participant receives a stock certificate evidencing the grant of Restricted Stock, the Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 8.1(b) and 8.1(c):

(i)      Placing a legend on the stock certificates referring to the restrictions;

(ii)     Requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

(iii)    Requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

8.2   Restricted Stock Units. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Stock Units. The number of shares of Restricted Stock Units shall be determined by the Committee on the date of grant of such Award and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to the limitations set forth in Section 3.3. Unless otherwise specified (a) in the Award Agreement relating to the Restricted Stock Unit or (b) in writing by the Committee, a Participant shall receive the payment for the Restricted Stock Unit in shares of Common Stock. Payment for a Restricted Stock Unit will not be made until the Award has vested, pursuant to a vesting schedule established by the Committee and set forth in the Award Agreement, subject to the limitations set forth in Section 3.3. In the event payment for an Award of Restricted Stock Units is made in a form other than in shares of Common Stock pursuant to the terms of this Section 8.2, such payment shall be in an amount equal to the product of (i) Fair Market Value of a share of Common Stock with respect to the relevant vesting date, multiplied by (ii) the number of Restricted Stock Units vesting on such date. Holders of Restricted Stock Units shall have no rights as Company stockholders with respect to such Award.

ARTICLE IX

NON-EMPLOYEE DIRECTOR STOCK

9.1   Non-Employee Director Stock. Each Non-Employee Director may receive all or a portion of his or her annual retainer and any meeting fees (which shall include any additional annual retainer or fees paid to a committee chair) in shares of Common Stock if elected by the Non-Employee Director. An election pursuant to this Section 9.1 must be made in writing on or before the first day of the first fiscal year to which the election relates and shall entitle the Non-Employee Director to a number of shares of Common Stock determined by dividing (a) the dollar amount of the portion of the retainer for a given quarterly fiscal period that is to be paid in shares of Common Stock by (b) the Fair Market Value of one share of Common Stock as of the last day of such fiscal period, rounded up to the next full number of shares. In the event any person becomes a Non-Employee Director other than at the beginning of an annual retainer period, such person may elect, within 30 days of the date on which such person becomes a Non- Employee Director, to receive his or her retainer and any meeting fees in shares of Common Stock as described above for the balance of such annual retainer period in accordance with the formula set forth in the preceding sentence. Any election pursuant to this Section 9.1 shall apply to the annual retainer and meeting fees for each subsequent fiscal year unless revoked or replaced in writing prior to the first day of the subsequent fiscal year.

9.2   Elections. The Committee shall determine the form of Non-Employee Director’s elections pursuant to this Article IX, which form shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Non-Employee Director with respect to Common Stock paid with respect to the Non-Employee Director’s annual retainer and any meeting fees.

ARTICLE X

STOCK AWARDS

Subject to the limitations set forth in Section 3.3, coincident with or following designation for participation in the Plan, a Participant may be granted one or more Stock Awards in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be, but are not required to be, based upon the

Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. To the extent required by applicable law, a Participant shall be required to pay to the Company an amount equal to the par value of the Common Stock subject to the Stock Award as a condition precedent to the issuance of Common Stock to the Participant.

ARTICLE XI

PERFORMANCE AWARDS

11.1 Performance Awards.

(a)     Subject to the limitations set forth in Section 3.3, coincident with or following designation for participation in the Plan, a Participant may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to the limitations set forth in Section 3.3.

(b)     The form of payment to a Participant in respect of a Performance Award may be cash, shares of Common Stock, any type of other Award under the Plan, or any combination of the foregoing, as determined by the Committee in its sole discretion.

ARTICLE XII

OTHER AWARDS

12.1 Awards in Lieu of Bonus.

(a)    Participant Election As to Bonus Payment. At such time as the Committee determines that a Participant has or may become eligible for a Bonus Payment pursuant to a Bonus Plan, the Committee may notify the Participant as to whether or not the Participant will be required by the Committee to, or will be given the right to elect to, accept all or a part of such Bonus Payment in the form of a Stock Award, subject to the limitations set forth in Section 3.3. If the Committee grants the Participant the right to elect whether to accept the Bonus Payment in Common Stock as a Stock Award, then the Participant shall have 10 business days after the receipt of such notice (or such longer period as may be stated in the notice) from the Committee to make such election. The Participant shall notify the Committee with respect to his or her election on such form as may be provided for this purpose by the Committee, setting forth thereon the dollar value of the portion of the Bonus Payment which he or she desires to receive in shares of Common Stock. If a Participant fails to make an election pursuant to this Section 12.1(a) with respect to the mode of payment of a Bonus Payment, the entire Bonus Payment shall be made in cash.

(b)    Determination of Number of Shares. The number of shares of Common Stock or other forms of Awards that shall be issued or credited as a Bonus Payment shall be determined by using a reasonable valuation method specified by the Committee in its sole discretion. No fractional shares of Common Stock or other forms of Awards shall be issued or credited as a part of a Bonus Payment and the value of any such fractional share that would otherwise be issued pursuant to the Participant’s election shall be paid in cash.

(c)    Decision of Committee. The Committee shall have the sole discretion to either accept the Participant’s election with respect to the payment of a Bonus Payment, in whole or in part, in shares of Common Stock under a Stock Award or to determine that a lesser portion, or none, of the Bonus Payment will be made in shares of Common Stock, and the Committee’s determination in this regard shall be final and binding on the Participant.

12.2 Dividend Equivalents.

(a)    Coincident with or following designation for participation in the Plan, a Participant may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date any Award denominated in shares of Common Stock is granted, and the date such Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee, subject to the limitations set forth in the Section 3.3 above. In no event shall payment of Dividend Equivalents be contingent, directly or indirectly, upon the exercise of a Stock Option.

(b)    Dividend Equivalents granted with respect to Stock Options shall be payable, with respect to pre-exercise periods, regardless of whether such Option is subsequently exercised. No Dividend Equivalents Awards shall be granted in connection with Restricted Stock Units.

12.3 Other Forms of Award. From time to time during the duration of the Plan, the Committee may, in its sole discretion, adopt one or more other forms of Awards for Eligible Employees, Non-Employee Directors or Consultants pursuant to which such Eligible Employees, Non-Employee Directors or Consultants may acquire shares of Common Stock or the economic equivalent thereof, whether by purchase, outright grant or otherwise. Any such arrangements shall be subject to the general provisions of the Plan and, to the extent required under applicable exchange rules, shareholder approval.

ARTICLE XIII

WITHHOLDING

13.1 Withholding Requirement. The Company’s obligations to deliver shares of Common Stock upon the exercise or receipt of any Award shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and other tax withholding requirements.

13.2 Withholding With Common Stock. Participants shall pay all tax withholding obligations that result from Awards by the Company withholding from shares otherwise issuable to the Participant shares of Common Stock having a value equal to the amount required to be withheld; provided, however, that the Committee may in its discretion permit Participants to pay for such withholding obligations in cash. Any such withholding of shares of Common Stock shall be subject to such terms and conditions as the Company may, from time to time, establish.

ARTICLE XIV

EFFECT OF TERMINATION OF SERVICE ON AWARDS

Except as otherwise provided in a written agreement between the Company and a Participant, the provisions of this Article XIV will apply as follows:

14.1 Effect of Termination of Service on Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right may be exercised unless, at the time of such exercise, the Participant is an Employee, Non-Employee Director or Consultant, except as follows:

(a)     Subject to Section 14.1(c), if such termination is due to the death of the Participant, or the Participant dies within three months after termination for a reason other than Cause or if such termination occurs after the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code), the Stock Option or Stock Appreciation Right may be exercised, to the extent vested at the time of the Participant’s termination of employment, by the Participant (or, in the case of death, by the person to whom it is transferred by will of the laws of descent and distribution) within a period of one year after the date of death (but in no event longer than the term of the Stock Option or Stock Appreciation Right).

(b)     Subject to Section 14.1(c), if the Participant’s employment is terminated for any reason other than those reasons covered by Section 14.1(a), then the Stock Option or Stock Appreciation Right shall be exercisable, to the extent vested at the time of such termination, for a period of 120 days after the date of such termination.

(c)     Notwithstanding the provisions of Sections 14.1(a) and (b) above, with respect to all grants of Stock Options or Stock Appreciation Rights, no such grants shall be exercisable after the date of termination of employment if either the termination was for Cause, or if the former Employee, Consultant or Non-Employee Director is then, in the sole judgment of the Company, in material breach of any contractual, statutory, fiduciary or other legal obligation to the Company.

ARTICLE XV

NON-U.S. PARTICIPANTS

The Committee may grant awards to Employees, Consultants and Non-Employee Directors whose relationship with the Company or an Affiliated Corporation is subject to the laws of a foreign jurisdiction (a “Non-U.S. Participant”). However, no Award shall be granted that, as a result of the operation of the laws of a foreign jurisdiction, shall limit the authority, rights and powers of the Company, the Board or the Committee under the Plan, including without limitation, the authority of the Committee to determine whether Awards will be granted and under what circumstances Awards become exercisable, nonforfeitable or payable, unless such limitation is explicitly acknowledged by the Company in the relevant Award Agreement. Any grant of an Award that results in the imposition of any of the foregoing limitations shall be null and void ab initio. Subject to the limitations of this Article XV, the Committee may impose whatever requirements and provisions it deems necessary in its sole discretion to permit an Award to be made to a Non-U.S. Participant. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or an Affiliated Corporation may operate to assure the viability of the benefits of Awards made to Participants employed in the such countries and to meet the intent of the Plan.

ARTICLE XVI

RIGHTS OF PARTICIPANTS

16.1 Employment, Directorship or Consulting Relationship. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment, service as a director or consulting relationship with the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation at any time to terminate such service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

16.2 Meaning of Continuous Status. For all purposes of the Plan and unless otherwise specified in the Award Agreement, so long as a Participant is either an Employee or a Non-Employee Director or a Consultant, without a break in between any change in status, he or she shall be considered to be in continuous status as an Employee, Non-Employee Director or Consultant, even if the person is serving in one capacity when the award is granted and subsequently changes to service in a different capacity, such as terminating employment but continuing to serve as a Consultant.

16.3 Nontransferability. Except as otherwise (a) approved by the Committee and set forth in the Award Agreement between the Company and the Participant or (b) required pursuant to a domestic relations order, no right or interest of any Participant in an Award prior to the completion of the restriction period applicable thereto shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. If permitted by applicable law (including Rule 16b-3, as amended from time to time), the Committee may (but need not) permit the transfer of Awards either generally, to a limited class of persons or on a case-by-case basis. In the event of a Participant’s death, a Participant’s rights and interest in any Awards shall be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Stock Options or Stock Appreciation Rights may be made by, the Participant’s legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee or its designee with evidence satisfactory to the Committee or its designee of such status.

16.4 Other Benefits. The amount of any compensation deemed to be received by an Employee, Non-Employee Director or Consultant as a result of the receipt, vesting, exercise of an Award will not constitute “earnings” with respect to which any other benefits provided by the Company or an Affiliated Corporation to such person are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

16.5 Unfunded Plan. The Company’s obligation under this Plan shall not be funded or secured in any manner or at any time (including in connection with the change of the Company’s financial health), and the Company shall not be required or permitted to establish any special or separate fund or to make any other segregation of funds or assets to insure the payment of any Awards against the claims of general creditors. The Company may not set aside assets for the payment of any Awards in a trust or other arrangement that is located outside the United States.

ARTICLE XVII

CHANGE IN CAPITAL STRUCTURE; CHANGE OF CONTROL

17.1 Change in Capital Structure. Subject to Section 17.4, in the event that the Board determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event including a Change of Control, in the Board’s sole discretion, affects the Common Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Board shall direct the Committee to, in such manner as it determines is equitable, adjust any or all of:

(a)     The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Article IV);

(b)     The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards;

(c)     The grant or exercise price with respect to any Award; and

(d)     And the performance criteria or other terms and conditions, as the Committee deems appropriate.

Any adjustment in Incentive Stock Options under this Section 17.1 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Internal Revenue Code, except as otherwise determined by the Committee, and any adjustments under this Section 17.1 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any adjustment to Nonqualified Stock Options or Stock Appreciation Rights shall be made in accordance with the requirements of Sections 409A and 424 of the Internal Revenue Code, as applicable.

17.2 Change of Control.

(a)     Subject to Section 17.4, in the event of a Change of Control, the Board, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to direct the Committee to take any one or more of the following actions:

(i)     To provide for the cancellation of the Award in exchange for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (including an amount equal to zero for Awards with respect to which no cash could have been so attained or realized);

(ii)    To provide that the Award cannot vest, be exercised or become payable after a Change of Control;

(iii)   To provide that such Award shall be vested, exercisable and nonforfeitable as to all shares covered thereby and that all restrictions with respect thereto shall lapse, notwithstanding anything to the contrary in the Plan or an Award Agreement, except as set forth in Sections 17.1(b) and (c) below;

(iv)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

(b)     Notwithstanding any other provision of the Plan, in no event shall the acceleration of any Stock Option hereunder upon a Change of Control occur to the extent an “excess parachute payment” (as defined in Internal Revenue Code Section 280G) would result. If the Board or the Committee determines that such an excess parachute payment would result if any full acceleration under this Section 17.2 occurred (when added to any other payments or benefits contingent on a Change of Control under any other agreements, arrangements or plans) then the extent to which rights are accelerated shall be reduced so that total parachute payments do not exceed 299% of the Participant’s “base amount,” as defined in Internal Revenue Code Section 280G(b)(3).

(c)     Notwithstanding any other provision of the Plan, to the extent that an Award that vests or becomes exercisable or nonforfeitable based on continued employment of or other service by the Participant (a “Time-Based Award”) is assumed by a successor or survivor corporation, or a parent or subsidiary thereof, or is substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, the time at which such Time-Based Award or its replacement vests or becomes exercisable or nonforfeitable shall not accelerate.

17.3 Rule 16b-3. No adjustment or action described in this Article XVII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Internal Revenue Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions. Furthermore, no adjustment or action described in this Article XVII or in any other provision of the Plan shall be authorized to the extent such adjustment would cause an Award that constitutes a deferral of compensation under Section 409A to fail to satisfy the requirements of such Section 409A.

17.4 No Limitation on Company or Stockholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

ARTICLE XVIII

GENERAL RESTRICTIONS

18.1 Investment Representations. The Company may require any person to whom an Award is granted, as a condition of exercising or receiving such Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Common Stock subject to the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

18.2 Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Award may not be delivered, accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

18.3 Clawback and Recoupment. All Awards made under the Plan shall be subject to any applicable clawback or recoupment policies (including, without limitation, any applicable clawback or recoupment policies required by applicable law or stock exchange rules), share trading policies and other policies that may be implemented by the Board from time to time.

ARTICLE XIX

PLAN AMENDMENT, MODIFICATION AND TERMINATION

19.1 Amendment or Termination. The Board, upon recommendation of the Committee or at its own initiative, at any time may terminate the Plan. The Committee, at any time and from time to time and in any respect, may amend or modify the Plan. No such amendment shall be effective unless, the Company shall obtain stockholder approval of any amendment to the extent necessary to comply with the requirements relating to the Plan under U.S. state corporate laws, U.S. federal and state securities laws, the Internal Revenue Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

19.2 Effect of Amendment.

(a)    With regard to any Award that has been granted to a Participant, the terms and conditions of the Plan in effect on the date of such grant was made shall govern, notwithstanding subsequent amendments, unless otherwise agreed upon by the Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Section 18.2, Article XV or Article XVII or to amend an Award in a manner that does not materially impair any rights or obligations previously granted to the Participant under the Award, unless such right has been reserved in the Plan or Award Agreement.

(b)    Except as set forth in Section 19.2(a) hereof, the termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under an Award previously granted to him or her without the Participant’s consent. With the consent of the Participant affected, the Committee may amend outstanding Award Agreements in a manner not inconsistent with the Plan.

19.3 Preservation of Incentive Stock Options. The Board or the Committee shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such Stock Options for such favorable treatment as may be afforded Incentive Stock Options under Section 422 of the Internal Revenue Code.

ARTICLE XX

REQUIREMENTS OF LAW

20.1 Requirements of Law. The issuance of stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

20.2 Governing Law. The Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE XXI

EFFECTIVE DATE OF THE PLAN

21.1 Effective Date. The Plan was originally effective May 29, 2013 (the “Effective Date”). This Amendment and Restatement of the Plan shall be effective as of August 16, 2018, subject to approval by the stockholders of the Company on such date (the “Amendment Effective Date”).

21.2 Duration of the Plan. The Plan shall terminate at midnight on the date that is the day before the tenth anniversary of the Amendment Effective Date, and may be terminated prior thereto by Board action; and no Award shall be granted after such termination. Awards outstanding at the time of the Plan termination may continue to be exercised, or become free of restrictions or payable, in accordance with their terms.

ARTICLE XXII

SECTION 409A

22.1 Deferred Compensation. The Plan is intended to comply with the requirements of Section 409A, to the extent applicable. All Awards shall be construed and administered such that the Award either (a) qualifies for an exemption from the requirements of Section 409A or (b) satisfies the requirements of Section 409A. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A, and (iv) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A.

22.2 Six Month Delay. Notwithstanding anything to the contrary in this Plan, if a Participant constitutes a “specified employee” (as defined and applied in Section 409A), to the extent any payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Plan as a result of the Participant’s “separation from service” (as defined in Section 409A) may be made until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the sixth month anniversary of the Participant’s separation from service.

PROXY BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS 9:30 am, Thursday, August 16, 2018 The Chrysler Building, BlankRome 24th Floor Conference Room 405 Lexington Avenue, New York, NY 10174 The undersigned stockholder of Harte Hanks, Inc. (“Harte Hanks”) hereby revokes any proxy or proxies previously granted and appoints Jon C. Biro and Robert L. R. Munden or any of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Harte Hanks Notice of Annual Meeting of Stockholders and Proxy Statement. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY WITHOUT MARKING ITEMS 1, 2, 3, 4 OR 5 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES AS RECOMMENDED BY THE BOARD UNDER EACH PROPOSAL. IF ANY SUCH ITEM IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH ITEM IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 6. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held August 16, 2018. The Proxy Statement and our 2018 Annual Report are available at: www.okapivote.com/hartehanks

Please mark vote as in this example 2. Say-on-Pay: to approve on an advisory basis the compensation of named executive officers. Proposals – Our Board has recommended FOR all nominees and proposals 2, 3, 4, and 5. 1. To elect three Class I directors: 01 – David L. Copeland 02 – Maureen E. O'Connell 03 – Martin F. Reidy FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. To consider and vote upon an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect a declassification of our Board of Directors such that all members of our Board of Directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders. FOR AGAINST ABSTAIN 4. To consider and vote upon the ratification of the selection of Deloitte & Touche LLP as Harte Hanks’ independent registered public accounting firm for the fiscal year ended December 31, 2018. FOR AGAINST ABSTAIN 5. To consider and vote upon the approval of an amended and restated Omnibus Incentive Plan for issuing equity-based awards to employees, directors and consultants. FOR AGAINST ABSTAIN 6. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2, 3, 4 and 5 above. If this card contains no specific voting instructions, the shares will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT THE SAID PROXIES MAY DO BY VIRTUE HEREOF. Date: , 2018 Signature Signature, if held jointly, or office or title held Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. have provided or return it to Okapi Partners Americas, 24th floor, New York, NY 10036. instructions. MAIL Vote Your Proxy by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we c/o Teresa Huang, 1212 Avenue of the TELEPHONE Vote Your Proxy by Phone: Call 1 (877) 219-9655 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the INTERNET Vote Your Proxy on the Internet: Go to okapivote.com/hhs Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.